As filed with the Securities and Exchange Commission on June 28, 1996
                                        Registration No. 33-

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                FORM S-1
                         REGISTRATION STATEMENT
                                 Under
                       The Securities Act of 1933


                             VENTURETECH, INC.
           (Exact name of registrant as specified in its charter)


          Idaho                          7999                     87-0462258
(State or other jurisdiction      (Primary Standard Industrial (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification
                                                                    Number)

       11480 Sunset Hills Road, Suite 110E, Reston, Virginia 22090
                             (703) 471-5623
           (Address, including zip code, and telephone number,
    including area code, of registrant's principal executive office)

                            Arthur Rosenberg
       11480 Sunset Hills Road, Suite 110E, Reston, Virginia 22090
                             (703) 471-5623
          (Name, address, including zip code, telephone number,
               including area code, of agent for service)

                               Copies to:

                        Leonard E. Neilson, P.C.
                    1121 East 3900 South, Suite C-200
                       Salt Lake City, Utah 84124
                        Telephone: (801) 288-2855
                    Attn:   Leonard E. Neilson, Esq.

  Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                      CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
                                          Maximum      Maximum
Title of Each Class of   Amount to be     Offering     Aggregate   Amount of
Securities to be          Registered       Price       Offering   Registration
Registered                              Per Share(1)   Price (1)       Fee

Common Stock, $.001       6,000,000        $13.625    $81,750,000    $ 26,190
 par value
  TOTAL FEE                                                          $ 28,190


(1)Estimated solely for the purpose of calculating the registration fee. Registration Statement. The fee with respect to these share has been calculated pursuant to and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Issuer's common stock on a date within five
(5) days prior to the date of filing this Registration Statement, as reported by the OTC Bulletin Board.

(2)Represents 6,000,000 shares of Common Stock previously issued by the Company for cash.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            VENTURETECH, INC.

                          CROSS-REFERENCE SHEET

                Pursuant to Item 501(b) of Regulation S-K

           Form S-1                    Location in Prospectus

1. Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus . . .   Forepart of the
                                     Registration Statement
                                      and Outside Front Cover
                                      Page

2. Inside Front and Outside Back
     Cover Pages of Prospectus . .   Inside Front Cover Page;
                                      Outside Back Cover Page

3. Summary Information, Risk
    Factors and Ratio of Earnings
    to Fixed Charges . . . . . . .   Prospectus Summary; Risk
                                      Factors

4. Use of Proceeds . . . . . . . .   Use of Proceeds

5. Determination of Offering Price            *

6. Dilution. . . . . . . . . . . .   Risk Factors; Dilution

7. Selling Security Holders. . . .   Selling Stockholders

8. Plan of Distribution. . . . . .   Outside Front Cover Page;
                                      Plan of Distribution;
                                      Selling Stockholders

9. Description of Securities to be
    Registered . . . . . . . . . .   Outside Front Cover Page;
                                      Description of Securities

10.Interests of Named Experts and
   Counsel . . . . . . . . . . . .   Legal Matters; Experts

11.Information With Respect to the
    Registrant . . . . . . . . . .   Outside Front Cover Page;
                                      Prospectus Summary; The
                                      Company; Risk Factors; Use
                                      of Proceeds; Dividend
                                      Policy; Capitalization;
                                      Selected Financial Data;
                                      Management's Discussion
                                      and Analysis of Financial
                                      Condition and Results of
                                      Operations; Business;
                                      Management; Certain
                                      Transactions; Principal
                                      Stockholders; Description
                                      of Securities; Shares
                                      Eligible for Future Sale;
                                      Financial Statements

12.Disclosure of Commission
    Position on Indemnification
    for Securities Act Liabilities             *

* Not Applicable

PROSPECTUS


                             VentureTech, Inc.

                    6,000,000 Shares of Common Stock


  This Prospectus relates to the sale by certain selling stockholders (the "Selling Stockholders") of 6,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of VentureTech, Inc. ("VentureTech" or the "Company"). The Shares of Common Stock being offered by the Selling Stockholders were previously issued by the Company in a private transactions on April 29, 1996 and are being held in escrow pending the effectiveness of this Prospectus. See "Description of Securities." The Company is not offering any shares of Common Stock hereunder and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Company will receive from the Selling Stockholders $10.00 per share as payment for the
Shares.   It is anticipated that the Selling Stockholders will
offer such shares of Common Stock from time to time in market transactions at the then prevailing market price and terms, or in negotiated transactions or otherwise, and without the payment of any underwriting discount or commission, except for usual and customary selling commissions paid to brokers or dealers. The Selling stockholders also may sell such shares of Common Stock from time to time, as might be permitted under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

  The Company has applied to have its Common Stock approved for quotation through the Nasdaq Stock Market System subject to listing guidelines. Currently, the Common Stock is traded in the over-the-counter market. On June ____, 1996, the bid and asked prices of the Common Stock as reported by the OTC Bulletin Board were $_____ and $_____, respectively. See "Market Information." Prior to this Offering, there has been a limited public trading market for the Common Stock and there can be no assurance that a significant public market will develop after the completion of the Offering or, if developed, that it will be sustained.


        THE  SECURITIES  OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE
             OF RISK AND IMMEDIATE  SUBSTANTIAL DILUTION.  SEE
                     "RISK  FACTORS"  AND  "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Company intends to furnish to the holders of the Common Stock annual reports containing audited financial statements with a report thereon by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.





              The date of this Prospectus is June ____, 1996.

                             PROSPECTUS SUMMARY

    The following summary information is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, all references in this Prospectus to "VentureTech" or the "Company" include its predecessors and subsidiaries.

                               The Company

    VentureTech, Inc. ("VentureTech" or the "Company") is engaged in the development, acquisition and licensing of certain computer based technology designed to ultimately offer a full range of casino style gaming, entertainment, information and financial transaction services over the worldwide Internet. Through its technology agreements and licenses, the Company intends to establish a series of multi-cultural / multi-ethnic virtual casinos over the Internet from authorized locations around the world. A casino is deemed to be "virtual" when it emulates actual casino style games offered in existing land-based casinos, but provides such gaming services via computer software and hardware as opposed to actual gaming equipment such as slot machines and blackjack tables.

    The Internet is generally defined as a hierarchical collection of interconnected computer networks throughout the world. Individual websites, a collection of files and applications on a specific computer system, are established by individuals or organizations that seek to provide information and/or services to the general public. Interested parties access a particular website at a unique Internet address, typically by way of an off-site computer and modem, and through the services of a local Internet service provider. The Company intends to establish unique Internet addresses for its virtual casinos to clearly distinguish them from others that may be established by competitors.

    The Company has created two wholly owned subsidiaries, EuroAsian E-Casinos, Inc. (hereinafter E-Casinos ), and Cybernet Currency Clearing, Inc. (hereinafter CCCI ) to facilitate the distinct operations of its business. E-Casinos was established as a foreign corporation in the Marshall Islands to own, either solely or in partnership with joint venturers, and operate multiple full service virtual gambling casinos over the Internet. CCCI was established as a Nevada corporation to function as an international currency converter of world currency in various international business transactions.

    In developing its Internet gaming and financial transaction services, the Company intends to acquire or otherwise obtain, by license or other agreement, access to newly emerging Internet security and gaming technologies. The Company has entered into separate agreements with CasinoWorld Holdings, Ltd ( CWH ), a Delaware corporation, and Alphacom Data Security Services, Inc.
( Alphacom ), a Nevada corporation, to supply the necessary technology and related services to conduct the Company's business operations. Operating through its newly created subsidiaries and in reliance upon its agreements with CWH and Alphacom, the Company is preparing to commence substantive operations of its gaming services over the Internet during the second half of 1996.

    The Company plans to establish its virtual casinos by creating partnerships and join ventures whereby the venture partners will share revenues with the Company pursuant to revenue sharing agreements to be negotiated and executed. The Company's primary strategy is to fully use the CWH technology to establish its virtual casinos. Management believes, however, that it may improve its percentages of revenue sharing in the virtual casinos by establishing various gaming technology license agreements with multiple third parties, although there can be no assurance that such agreements can be finalized.

    In anticipation of entering into the Internet gaming services business, the Company has effected the sale of its wholly owned subsidiary, Tessier Resources, Ltd. ("Tessier"), to Kaniksu Ventures, Inc. ("Kaniksu") in exchange for a $3,000,000 debenture convertible into 2,000,000 shares of Kaniksu common stock. Additional consideration, in the form of stock and rights in Kaniksu stock, will also be provided to stockholders of VentureTech. Tessier is in the business of developing and supplying snow and ice removal technology to the commercial market. Management believes that the attention required by this subsidiary would detract from the potentially more lucrative business of Internet gaming and it is in the best interest of the Company to divest itself of this subsidiary.

    In April 1996, the Company incorporated E-Casinos in the Republic of the Marshall Islands primarily to take advantage of favorable tax laws and to avoid possible conflicts with United States ("US") laws in regard to Internet gaming. Although the Company does not believe that its intended business actions violate any existing regulations of the US, management intends to focus primarily on the market outside of the US until such time as US laws, specifically in regard to Internet gaming, are clarified. A bill to create a national commission to study gambling in the US (including interactive virtual wagering) was tentatively approved by a Senate committee in May of 1996. As of the date hereof, there is no indication as to any potential legislation or new laws that may
result from this committee.    See "Business Government
Regulations."

    Through E-Casinos, the Company intends to establish its first virtual casino in affiliation with CWH. On March 4, 1996, the Company entered into a definitive non-exclusive license agreement (the License Agreement ) with CWH for CWH s proprietary technology and a non-exclusive sublicense to use Durand Communications
Network s ( Durand ) MindWireTM software technology. Durand is a privately held corporation founded in 1993 in Santa Barbara, California and is a software developer of client - server technologies for real time electronic commerce and other applications. In consideration of a $2,000,000 license fee, the Company was granted a non-exclusive license to CWH s revolutionary new Virtual CasinoWorldTM software application, an interactive service bureau (gaming service and multimedia virtual casino on the Internet). In addition, with a non-exclusive sublicense to the MindWireTM proprietary technology, the Company will be able to provide its customers with realistic casino wagering games with high-level 3-D graphics, player interactivity in real-time scenarios and with automatic updating of applications and graphics during online sessions. E-Casinos also intends to ultimately offer a Sportsbook, capable of providing wagering opportunities on sporting events, as well as access to various international lottery purchases. It is expected that these supplemental services will be provided in association with third parties already engaged and knowledgeable in these business areas.

    On April 19, 1996 the Company also entered into an Operating, Revenue Sharing and Management Services Agreement (the Operating Agreement ) with CWH. This Operating Agreement provides the
Company with a new interactive platform that will combine Monacall s.a.m. L Univers Telematique s ( Monacall ) Interactive Voice Response software with CWH s Virtual CasinoWorldTM application. The integrated technologies will provide secured transaction processing, gaming, international bank account management and technical administration, via Monte Carlo, Monaco, of the Virtual CasinoWorldTM application. E-Casinos has contracted with CWH whereby CWH will provide, pursuant to a joint venture between CWH and Monacall, facilities in Monaco, telecom bandwith, Tandem banking services, business licenses, Monaco operating approvals, banking relationships and expertise. Monacall, a Monegasque corporation with headquarters in Monte Carlo, has been authorized by the Principality of Monaco by way of an approval letter executed by the Department of Finances and Economy, to provide a platform for interactive wagering and gaming for telecom and Internet activities. This will allow transaction processing for Internet gaming that is legally initiated outside of Monaco and provide a safe and plausible operation of its online interactive gaming activities.

    The Company will market and focus its casino operations primarily in Europe, Asia, and the Middle East offering a full range of gambling, information and other entertainment services over the Internet. E-Casinos will operate under strict guidelines and laws to assure fair opportunities for its Internet clients. The Company is currently engaged in discussions and negotiations with interested parties and potential partners and joint venturers in various parts of the world. Based on the success of these discussions, of which there can be no assurance, the Company intends to establish multi cultural/multi-ethnic casinos around the world over the next several years as satisfactory agreements can be entered into.

    Presently, US laws are vague on the matter of Internet wagering within the US. Management believes that until such time as new legislation is passed or current statutes are adequately defined, it is in the Company's best interest to delay marketing its Internet gaming services within the US. Thus, all of the Company's initial marketing will be directed outside the US.

    In March 1996, the Company entered into an agreement with Alphacom Data Security Services, Inc., a Nevada corporation ("Alphacom"), for a license to use and to further sublicense Alphacom's Internet gaming software integrated with the Alpha Guard computer security application. The Company has paid an aggregate of $250,000 toward an exclusive license for the software technology as it relates to the Internet gaming industry. In further consideration for the license, E-Casinos will pay an additional license fee (royalty) based on a percentage of the net revenues generated from casino operations utilizing the Alphacom software.

    In September 1995, the Company entered into a letter of understanding with CD Max, Inc. ("CD-Max"), a Delaware corporation, to license CD-Max's propriety software encoding, encryption and billing system for exclusive use within the Internet gaming industry. Management anticipates using CD-Max s encryption expertise with both of its subsidiaries, E-Casinos and CCCI, as a supplement or an alternative to other security measures. The CD-Max technology will likely be integrated with the Company s other licensed technology to offer maximum security and provide users anonymity and financial protection in banking, currency exchanges and playing the full range of casino games. The CD-Max system is not expected to require any additional hardware devices and can be automatically installed at the initial service log on.

    In August 1995, the Company created Cybernet Currency Clearing, Inc. ( CCCI ) to become engaged in the business of providing international business services, primarily the conversion of international currency into e-cash or e-dollars on a fee basis. Once operational, CCCI will perform conversions of world currencies into e-cash and then back to hard currency, for associated Internet casinos. Further, management intends to align CCCI with major banks to provide a secure conversion service for exchanging their client s money to and from e-cash . The Company intends to use a portion of the proceeds from the sale of Common Stock to the Selling Stockholders to commence CCCI's operations.

    Through its subsidiary, E-Casinos, the Company intends to offer a full range of Internet gaming, information and entertainment services in the form of virtual casinos on the Internet, open to all individuals interested in playing casino style games for real money on a worldwide basis, subject to local laws and regulations. E-Casinos must adhere to the legal requirements of each jurisdiction in which it operates from or offers it services. The virtual casinos will initially offer a cross-section of casino style games including, but not limited to, blackjack, craps, roulette, poker, keno and slots. Other casino games, such as baccarat, will be added over time consistent with the cultural and regional demands of the clientele. In addition, E-Casinos, most likely through a partnership and/or joint venture, intends to ultimately offer a Sportsbook for wagering on international sporting events and access to international lottery ticket purchases.

    CCCI, when fully operational, will secure the currency transactions for E-Casinos by using the security technologies licensed with its affiliates. The primary focus of CCCI is to convert the electronic money, known as e-cash , into real dollars (or other appropriate currency). CCCI will perform the conversion of currencies, for transaction fees, into e-cash and then back to dollars for its associated virtual casinos. The actual financial transactions will be handled by a major bank(s) affiliated with the Company that will provide the administrative expertise and credibility required by customers when dealing in personal financial transactions.

                               The Offering

Securities Offered . . . .      6,000,000 shares of Common Stock
                                sold by Selling Stockholders.
Shares of Common Stock
 Outstanding:
  Before Offering (1). . .      16,431,100 shares
  After Offering (1) . . .      16,431,100 shares
Proposed Nasdaq Symbol(2).      "VTEH"
Use of Proceeds. . . . . .      Although the Company will not
                                receive any proceeds from the
                                sale of shares of Common Stock by
                                the Selling Stockholders pursuant
                                to this Prospectus, the Company
                                will receive $60,000,000 ($10.00
                                per share) from the private sale
                                of 6,000,000 shares to the
                                Selling Stockholders.  Net
                                proceeds after deducting all
                                costs associated with the sale
                                and placement of the Shares and
                                preparation of the registration
                                statement to which this
                                Prospectus relates, is estimated
                                to be $47,850,000 and will be
                                used for research and
                                development, marketing and
                                advertising, licensing and
                                acquisition of related
                                technology, licensing fees to
                                various government agencies, and
                                working capital and other general
                                corporate purposes.  See "Use of
                                Proceeds."
Risk Factors . . . . . . .      The Offering involves a high
                                degree of risk as well as
                                immediate and substantial
                                dilution.  See "Risk Factors" and
                                "Dilution."

(1)The Common Stock being offered hereby has been issued to the Selling Stockholders and is being held in escrow pending completion of the registration statement to which this Prospectus relates and receipt of payment for the Shares. Purchasers pursuant to this Offering will purchase from the Selling Stockholders and not from the Company. Amounts shown do not include (a) 2,761,054 shares of Common Stock issuable upon exercise of certain warrants and stock options held by certain individuals at present exercise prices per share of $1.70 to $6.00 per share, (b) 15,200,000 shares of Common Stock issuable upon conversion of certain convertible debentures at the present exercise price of $.03 per share, and (c) additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future. See ""Description of Securities", and "Risk Factors Additional Dilution."
(2)Concurrent with the filing of the registration statement to which this Prospectus relates, the Company has applied to have its Common Stock approved for quotation through the Nasdaq Stock Market System. Currently, the Common Stock is traded in the over-the-counter market. See "Risk Factors - Limited Public Market for Shares; Possible Volatility of Price of Shares" and "Market Information."

                       Summary Financial Information

Statement of Operations Data:
                                                                        From
                                                                   Inception on
                         Three Months                                January 1,
                             Ended              Years Ended        1986 Through
                            March 31,           December 31,         March 31,
                              1996        1995     1994       1993      1996

Revenue. . . . . .          $  -       $    -    $   -     $   -    $     5,645
Expenses
  Research and development                                               50,215
  General and administrative 494,402     906,518   29,190    15,200   1,728,464
  Depreciation . .             3,316        -        -         -          3,316
Total Expenses . .           497,718     906,518   29,190    15,200   1,781,995
  Net income (loss)
     from operations . . . .(497,718)   (906,518) (29,190)  (15,200) (1,776,350)
Other income / expense
  Interest expense . . . . .  (4,375)    (27,709)    -         -        (32,084)
Total other income / expense  (4,375)    (27,709)    -         -        (32,084)
Income (loss) before loss
  from discontinued operations
  and provisions for income
  tax . . . .               (502,093)   (934,227) (29,190)  (15,200) (1,808,434)
Loss from discontinued
   operations. . .           (34,207)   (103,008)    -         -       (137,215)
Income taxes (benefit) . . .    -           -        -         -           -
Net income (loss).         $(536,300)$(1,037,235)$(29,190) $(15,200)$(1,945,649)
Income (loss) per share. . $   (0.07)$     (0.25)$  (0.01) $  (0.01)$     (0.37)
  Weighted average number of
     shares outstanding. . 7,591,928  4,177,136  3,695,920  1,960,154  2,161,325

Balance Sheet Data:
                                                           March 31, 1996
                                                        Actual     Pro Forma(1)

Working capital. . . . . . . . . . . . . . .        $ (2,042,683)    $45,807,317
Total assets . . . . . . . . . . . . . . . .           2,758,904      50,608,904
Total stockholders' equity . . . . . . . . .             326,484      48,245,484

(1) Adjusted to give effect to the private sale of the 6,000,000 shares of Common Stock to the Selling Stockholders and hereby offered for resale by the Selling Stockholders to the public, and the initial application of the estimated net proceeds from the sale to the Selling Stockholders. See "Use of Proceeds." Further adjusted to reflect the issuance by the Company of 2,300,000 shares of Common Stock subsequent to March 31,
       1996 upon the conversion of a certain convertible debenture at the conversion price of $.03 per share.

                                 THE COMPANY

  The Company was organized on July 19, 1948 under the laws of the State of Idaho as Giant Ledge Mining Company, with the stated purpose of , acquiring, exploring and developing mineral ore prospects and operating mining and milling facilities. The Company initially engaged in sporadic mining operations and, from the time after its inception, the Company has undergone several name changes and business changes. During 1988, the Company became engaged in arranging for funding for certain medical research, particularly certain cancer research being conducted at the Harvard School of Dental Medicine. However, none of the projects in which the Company was involved proved to be economically successful and no commercially viable products resulted from the research. The Company ultimately assigned or transferred any potential marketing rights to its research products.

  In approximately 1992, the Company was engaged in only minimal activities and the Board of Directors determined that the Company should become active in seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses. To better reflect the Company's business, the Company adopted its current corporate name, VentureTech, Inc., in April 1995.

  During 1995, the Company became engaged in the development of certain computer technology designed to ultimately offer a full range of gaming services and casino style games over the worldwide Internet. The Company created two new wholly owned subsidiaries, EuroAsian E-Casinos, Inc. ("E-Casinos"), and Cybernet Currency Clearing, Inc. ("CCCI"), for the development of certain technologies applicable to the Internet. E-Casinos was created to establish a foreign corporation to own and operate full service gambling casinos on the Internet. CCCI was established to focus on acting as an international currency converter of wold currency into "e-cash" or "e-dollars", which is used as a monetary instrument in many international business transactions. See "Business-Business of Issuer."

  On March 4, 1996, the Company entered into a licensing agreement with CasinoWorld Holdings, Ltd. ("CWH") whereby CWH granted to the Company a nonexclusive license to use and market its Virtual CasinoWorld software and hardware applications, know-how, trade secrets, copyrights and trademarks. The Company is obligated to market, bankroll and to contribute one or more foreign gaming licenses under a separate operating agreement with CWH. Operating though its newly created subsidiaries and in reliance upon its licensing agreement with CWH, the Company is preparing to commence operations of its gaming services over the Internet during the second half of 1996.

  The Company's principal executive offices are located at 11480
Sunset Hills Road, Suite 110E, Reston, Virginia 22090, and its telephone number is (703) 471-5623.

                               RISK FACTORS

  An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

  History of Losses / No Assurance of Future Profitability   The Company
has not generated any revenues from its present and proposed business, and had not generated any revenue and operated at a net loss for the past several fiscal years. The accumulated deficit of the Company as of March 31, 1996 was $1,945,649. There can be no assurance that the Company will be able to realize revenues and attain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Limited Operating History / Sole Product in Development Stage. The Company is in the development stage and its proposed operations are subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business. The Company has not realized operating revenues to date from its proposed operations. The Company is currently engaged in the development of certain computer technology designed to ultimately offer a full range of gaming services and casino style games over the Internet and the likelihood of success of the Company must be considered in light of the many unforeseen costs, expenses, problems, difficulties and delays frequently associated with product development and with new business ventures. To date, the Company has no experience in marketing its products and services, and there can be no assurance of market acceptance of the Company's proposed gaming services or that the Company will be able to operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Uncertain Market Acceptance. The Company's proposed gaming services over the Internet is a relatively new industry and the Company will compete with existing and more established recreational services and products now being offered over the Internet, in addition to certain other forms of entertainment. There can be no assurance that the Company's gaming services or any other products currently being developed will be successfully marketed by the Company or will become widely accepted.

  Technological Changes / Competition.   The Company's proposed computer
technology designed to offer a full range of gaming services and casino style games over the Internet is characterized by rapid and significant technological change in the computer, software and telephony industries. Many entities are engaged in research and development with respect to offering gaming services on the Internet. There can be no assurance that the Company's competitors will not develop technologies and products that are more effective and efficient than the Company's products or that the Company's technology and products will not be rendered obsolete by such developments. There can be no assurance that other companies with greater financial and technological resources will not develop gaming services over the Internet with better capabilities than the Company's.

  Presently, the Company is aware of several companies, organizations and individuals currently offering or purporting to offer on the Internet similar gaming services as that of the Company. Those organizations with the greatest visibility to date include, but are not limited to, Internet Casinos, Interactive Gaming & Communications Corp. (formerly Sports International -
USA), Casinos of the South Pacific, and Virtual Vegas. As of this date, to the best knowledge of the Company, no entity is offering casino style gambling for other than fun on the Internet.
The Company is aware of several firms currently offering actual wagering on various sporting events with financial transactions being administered from off-shore (outside the US) accounts. In addition, several organizations currently offer lottery tickets for sale from international lotteries. One particular organization, Interlotto, operates an Internet lottery authorized by the Liechtenstein Government. The barrier to entry to most Internet markets, including the gambling segment, is relatively low making its accessible to a wide number of entities and individuals. Thus, in addition to those known competitors of the Company, it is most likely several new competitors may be established in the immediate future. There is no assurance that the Company will be able to compete successfully with any existing or newly developed entity offering the same or similar services of those of the Company. See "Business- Technological Change and Competition."

  Risks Associated with Foreign Sales. Initially, it is anticipated that practically all of the Company's revenues will be derived from sales in foreign countries. The Company will have to comply with the local laws and regulations in those foreign jurisdictions in which the Company elects to offers its services. There can be no assurance that the Company will be able to comply with such laws and regulations. See "Business Government Regulations." Because the Company's virtual casinos will require advance payments by players either by cash or by recognized credit card, the Company does not anticipate difficulties in collecting accounts receivable. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies in many of the countries the Company anticipates doing business in. Further, foreign countries may impose limitations in the amount of currency that may be withdrawn from such countries. Such limitations, if imposed, could adversely affect the Company's liquidity and business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel.   The Company's future success is
dependent on certain key management and technical personnel. Presently the Company employs one person who functions as the Company's Chief Operating Officer and Chief Financial Officer. The Company primarily relies upon consultants and advisors who are not employees of the Company. The loss of key personnel or the inability to attract and retain highly qualified personnel, consultants or advisors could adversely affect the Company's business. The Company faces competition for such personnel from other companies and organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company has not obtained keyman insurance on any of its key personnel or management nor has the Company entered into employment agreements with any employee. See
"Management Employment Agreements."

  Uncertainty of Protection Afforded by Patents, Copyrights and/or Proprietary Rights. The Company's current business is based on technologies acquired or otherwise licensed from third parties.
The Company does not own or otherwise control any patents, copyrights or trademarks. However, those third parties from which the Company does license its technology have taken the appropriate steps to protect the intellectual property rights of the technology. CasinoWorld Holdings, Inc. has copyrighted and trademarked the Virtual CasinoWorldTM software application. Also, Durand has copyrighted and trademarked the MindWireTM application. Further, certain modules of the MindWireTM application are currently patent pending. Certain software code developed through Alphacom has been copyrighted through its affiliate developer, World Star Holdings, Ltd., a Canadian corporation. The system security software application, developed by CD-Max, Inc., has been copyrighted and trademarked and CD-Max intends to expand its current patents to include additional security applications. There can be no assurance that any remaining patent [or copyright] applications relating to the Company's licensed technology will result in patents being granted or that, if granted, such patents will afford protection against competitors with similar technology. Also there can be no assurance that those entities licensing the Company's technology will have the financial resources necessary to enforce any patent or copyright rights it may hold. Although the Company is not aware of any infringement claim against its technology, in the event that a future claim against the developer and/or the Company is successful, it may be necessary for the Company to obtain additional licenses to such patents or to other patents or proprietary technology. There can be no assurance that the Company will be able to obtain any such additional licenses on commercially reasonable terms. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

  The Company will attempt to protect its own proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees who have access to its proprietary technology. To date, the Company has not entered into any such agreements. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby. See
"Business Patents, Trademarks and Copyrights."

  Government Regulation. The ownership and operation of land-based gaming facilities in the United States, in particular, and elsewhere in the world, is normally subject to extensive state and federal government regulations. However, the Company intends to offer its casino gaming services over the Internet via facilities located in Monte Carlo, Monaco and initiated from various authorized locations. Due to the relatively recent development of casino wagering over the Internet, there are few direct regulations that deal with this application. Although management believes that the Company is in compliance with all applicable existing regulations in those countries which it intends to offer its services, there can be no assurance that the Company can remain in compliance with existing and new regulations at a reasonable cost. Failure to comply with all such regulations may have a material adverse effect on the Company. The Company is presently in the process of obtaining licenses from those jurisdictions in which it intends to operate in order to satisfy its contractual requirements with the Monacall facility in Monaco. See "Business-Business of Issuer." The Company is fully cognizant of the fact that Internet related laws and regulations are just beginning to emerge and that such national and international legislation is expected to develop over the next few years. Such legislation could negatively impact the Company or hinder its ability to offer its services in the futures. There can be no assurance that the Company's gaming services over the Internet will continue to be accepted in those jurisdictions in which they are presently accepted, or that a government or court system will not disallow the use of Internet gaming services.
See "Business Government Regulation."

  Control of the Company. As of the date hereof and assuming certain convertible securities held by the Company's executive officers, directors and other principal stockholders are exercised and shares of Common Stock are issued, the Company's executive officers, directors and other principal stockholders will beneficially own approximately 87.7% of the outstanding Common Stock. In addition, if certain other convertible securities currently outstanding and held by other persons are converted to Common Stock, the executive officers, directors and other principal stockholders will beneficially own approximately 82.0% of the outstanding Common
Stock. These stockholders will be able to effectively control the outcome of all issues submitted to a vote of stockholders, including the election of a significant number of the Company's directors. See "Principal Stockholders" and "Description of Securities."

  Dilution.   Purchasers from the Selling Stockholders pursuant to
this Offering, assuming that they acquire the Shares at the current market price, will incur immediate and substantial dilution in that the net tangible book value of each outstanding share of Common Stock immediately after the Offering will be significantly less than the current public market price of the shares. See "Dilution."

  Additional Dilution. Presently the Company has outstanding certain convertible debentures and other warrants and stock options all of which are convertible into shares of the Company's Common Stock.
Upon the conversion of certain convertible debentures, the Company would issue up to a maximum of 15,200,000 shares of Common Stock at the conversion price of $.03 per share. Further, other warrants and stock options currently outstanding could be converted into a maximum of 2,761,054 shares of Common Stock at conversion prices of from $1.70 to $6.00 per share. The conversion of all or a portion of these convertible securities at prices below the current market price and presumably below the price that purchasers in this offering will pay, will result in immediate and further dilution to the purchasers of those Shares offered hereby. Prospective purchasers should review thoroughly those sections of this prospectus relating to the Company's convertible securities. See "Dilution" and "Description of Securities."

  No Dividends.   The Company has not paid any cash or other
dividends or made distributions on its Common Stock and the Company does not anticipate paying cash dividends or making distributions in the foreseeable future. See "Dividend Policy."

  Shares Eligible for Future Sale. Sale of substantial amounts of Common Stock in the public market by existing stockholders (including shares issued upon the exercise of stock options, warrants and convertible debentures), or the perception that such sales could occur, could materially and adversely affect the prevailing market price for such shares. Actual sales, or the prospect of sales by the present stockholders of the Company, or by future holders of restricted securities under Rule 144 of the Act or otherwise, may, in the future, have a depressive effect upon the price of the Common Stock in the public trading market. See "Principal Stockholders," "Shares Eligible for Future Sale." In addition to the above, the holder of certain Convertible Debentures may, at its sole discretion, presently convert the Debentures into an aggregate of 15,200,000 shares of the Company's Common Stock, which shares would be immediately tradeable in the public market subject to all the terms and volume limitations of Rule 144. See "Description of Securities."

  Management's Discretion Over Use of Proceeds. Although none of the proceeds from the sale of the Shares offered hereby will go to the Company, approximately 18% of the estimated net proceeds from the private sale of the Shares to the Selling Stockholders will be applied to working capital and other general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

  Limited Public Market for Shares; Possible Volatility of Price of Securities. Presently, the Company's Common Stock is traded in the over-the-counter market and is included on the OTC Bulletin Board. There can be no assurance that a significant public market for the Company's securities will develop or be sustained following this Offering. See "Market Information." The Company has applied to have its Common Stock approved for quotation through the Nasdaq Market System. There can be no assurance that such application to Nasdaq will be approved or be maintained. Because the shares of Common Stock are being offered by the Selling Stockholders at their discretion, the price any potential investor will pay for the Shares will be based on the prevailing market price at the time of purchase. The trading prices of the Company's securities may respond to quarterly variations in operating results, announcements of innovations or new products by the Company or its competitors, and other events or factors including the sale or attempted sale of a large amount of the Company's securities into the market. These broad market fluctuations may adversely affect the market price of the Company's securities. The price paid by any public investor for the Shares offered hereby may be significantly higher or lower that the current market price.

                                DILUTION

  The Pro Forma net tangible book value of the Company as of March 31, 1996, after giving effect to the private sale of the 6,000,000 shares to the Selling Stockholders and without taking into account the exercise of any outstanding convertible securities or any other change in the net tangible book value of the Company subsequent to March 31, 1996, would have been $48,245,484 or $2.94 per share of Common Stock. "Net tangible book value" per share of Common Stock represents the tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. Because the Company will not receive any proceeds from the purchases of the Shares offered hereby, current stockholders will not realize an increase in the net tangible book value. Assuming purchasers of the Shares offered hereby ("New Investors") acquire the Shares at the current market price of $13.62 per share, those purchasers will experience an immediate dilution of from their purchase price to net tangible book value of $10.68 per share. The following table illustrates this dilution on a per Share basis:
                                              Shares of
                                            Common Stock

     Current market price. . . . . . . .       $ 13.62
     Pro Forma net tangible book
       value per share before offering .       $  2.94
     Dilution to New Investors . . . . .       $ 10.68  (78%)

  The information presented above does not take into account (a) 2,761,054 shares of Common Stock issuable upon exercise of certain warrants and stock options held by certain individuals at present exercise prices per share of $1.70 to $6.00 per share,
(b) 15,200,000 shares of Common Stock issuable upon conversion of certain convertible debentures at the present exercise price of $.03 per share, and (c) additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future. Thus, in the event that these additional shares are issue, it is likely that purchasers of the Shares offered hereby at the prevailing market price will experience even greater dilution that set forth above. See ""Description of Securities", and "Risk Factors Additional Dilution."

  The following table sets forth as of June 21, 1996 the number of shares of Common Stock purchased for cash from the Company by officers, directors, promoters and affiliates during the past five years, the total consideration paid and the average price per share paid by these existing stockholders and by New Investors in this Offering, assuming purchases by New Investors are at the current market price. Included in the number of shares purchased by officers, directors, promoters and affiliates are the conversion of certain options, warrants and convertible debentures.

                                     Shares Purchased   Total Consideration
                                                                       Average
                                                                        Price
                                  Number   Percent(2)  Amount  Percent Per Share
Existing stockholders acquiring
 shares for cash within past
 five years  . . . . . .       24,030,000(1)  75%   $62,613,750    43%  $  2.61
New Investors. . . . . .        6,000,000     19%   $81,750,000(3) 57%  $13.625

(1)Included in the determination of the number of shares purchased by officers, directors, promoters and affiliates are (a) 6,000,000 shares issued to the Selling Stockholders, (b) 2,300,000 shares issued upon conversion of certain convertible debentures, (c) 530,000 shares issuable to officers and directors upon conversion of certain warrants and stock options, and (d) 15,200,000 shares of Common Stock issuable upon conversion of certain convertible debentures.

(2)Percent of total shares outstanding following the Offering includes those items set forth in footnote (1) above but does not include (a) 2,231,054 shares of Common Stock issuable upon exercise of certain warrants and stock options held by certain individuals at present exercise prices per share of $1.70 to $6.00 per share, and (b) additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future.

(3)Based on the current market price per share of the Common Stock.

                              USE OF PROCEEDS

  Although the Company will not receive any proceeds from the sale of Shares by the Selling Stockholders pursuant to this Prospectus, the Company will receive a total of $60,000,000 for the sale of the
Shares to the Selling Stockholders.  Net proceeds to the Company from the private sale of the 6,000,000 Shares to the Selling
Stockholders are estimated to be $47,850,000 after deducting the estimated expenses of $150,000  associated with the Registration
Statement concerning this Offering by the Selling Stockholders, and $12,000,000 in costs associated with the private sale and placement of the Shares to the Selling Stockholders.  It is presently
anticipated that the estimated net proceeds will be used by the
Company substantially as follows:
                                                                 Percentage of
                                                       Amount     Net Proceeds
Product development and research and development,
  including capital equipment, additional
  engineering personnel, virtual casino unique
  graphics, and multiple language translation
  (See "Business - Business of Issuer").  . .     $   5,000,000        10 %
Marketing and sales activities, including
  advertising and international marketing
  representatives (See "Business Marketing").        10,000,000        21 %
Further licensing and acquisition of related
  technologies and/or facilities to support,
  enhance and/or supplement service
  offerings(1)(See "Business-Business
  of Issuer") . . . . . . . . . . . . . . . .        18,000,000        38 %
Payment of applicable license fees to
  various international government
  agencies. . . . . . . . . . . . . . . . . .         3,500,000         7 %
Bankroll requirements for various
  virtual casinos . . . . . . . . . . . . . .         3,000,000         6 %
Working capital and other general
  corporate purposes. . . . . . . . . . . . .         8,350,000        18 %
            Total . . . . . . . . . . . . . .      $ 47,850,000       100 %

(1) The Company intends to use a portion of the proceeds from the sale of the Shares to the Selling Stockholders for the possible future acquisition of facilities, related technologies, and/or additional businesses that might broaden the Company's services and possibly reduce potential license and revenue share fees payable by the Company. Currently, the Company has no agreement, understanding or commitment with respect to any possible future acquisition.

  Although the above table sets forth the proposed expenditures based upon current business plans and current cost estimates, future events may require a change in the allocation of funds or in their order of priority. The Company's management is afforded broad discretion as to the application of net proceeds from the sale of the Shares to the Selling Stockholders. See "Risk
Factors Management's Discretion Over Use of Proceeds."

  The Company anticipates that the estimated net proceeds from the private sale of the 6,000,000 Shares to the Selling Stockholders and its cash flow from operations will sustain the Company's operating needs for a period of at least 24 months from the date hereof. Pending use of the net proceeds, the funds will be invested in short-term interest-bearing securities or their equivalent.

                           MARKET INFORMATION

  The Company's Common Stock has been traded in the over-the-counter market since 1994 and quotations are published on the OTC Bulletin Board under the current symbol VTEH, and in the National Quotation Bureau, Inc. "pink sheets" under VentureTech, Inc. There has not been an established trading market for the Common Stock and the below-described quotations, when available, do not constitute a reliable indication of the price that a holder of the Common Stock could expect to receive upon a sale of any particular quantity thereof. The Company has applied to have its securities approved for quotation through the Nasdaq Stock Market System upon official notice of issuance. The proposed Nasdaq symbols for the Common is VTEH.

  The Company is aware that between December 1993 and June 1994, the Common Stock traded periodically in the over-the-counter market as Spartan Funding Company under the symbol "SPFU." However, such trading was only on a sporadic basis and no price information is being presented for this time period or for any previously time period when the Common Stock may have traded. The Company's Common Stock traded under the symbol "SPFU" until June 1995 at which time the symbol was changed to "VTEK." Between June 1995 and October 1995, trades were reported under both symbols, "SPFU" and VTEK."
In October 1995, the symbol was changed to the present "VTEH."

     The following table sets forth the range of high and low bid prices of the Common Stock for each quarterly period since the third quarter of 1994 as reported by the National Quotation Bureau, Inc. Prices reported by the National Quotation Bureau, Inc. represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.
                                             High       Low
     1994
       Third Quarter . . . . . . . . . .    $ 6.75    $ 2.00
       Fourth Quarter. . . . . . . . . .      8.62      6.50
     1995
       First Quarter . . . . . . . . .      $ 7.50    $ 1.87
       Second Quarter. . . . . . . . . .      4.25      2.25
       Third Quarter . . . . . . . . . .      5.50      4.50
       Fourth Quarter. . . . . . . . . .      7.25      5.50
     1996
       First Quarter . . . . . . . . . .   $ 18.25    $ 6.25
       Second Quarter(1) . . . . . . . .     18.00     11.88

(1)  Through June 25, 1996

  As of June 21, 1996, there were approximately 187 holders of record of the Common Stock, which figure does not take into account those stockholders whose certificates may be held in the name of broker-dealers and/or nominees. On June ____, 1996, the closing high bid and asked prices of the Common Stock were $____ and $____, respectively.

                              DIVIDEND POLICY

  The Company has not declared or paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain any future earnings to finance its operations.

                              CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996, and the pro forma capitalization giving effect to the private sale of the 6,000,000 shares of Common Stock to the Selling Stockholders at the price of $10.00 per share and the receipt of the estimated proceeds therefrom, less estimated offering expenses payable by the Company. See "Use of Proceeds."

                                                             March 31, 1996
                                                         Actual     Pro Forma(3)
Long-term debt (excluding current maturities). . .    $  175,000  $    106,000
Stockholders' equity:
     Common Stock, $.001 par value, 100,000,000
          shares authorized and 8,131,100 shares
           issued(1), and 16,431,100 issued
           pro forma(2). . . . . . . . . . . . . .         8,131        16,431
     Additional paid-in capital. . . . . . . . . .     2,264,002    50,174,702
     Accumulated deficit . . . . . . . . . . . . .    (1,945,649)   (1,945,649)
     Total stockholders' equity. . . . . . . . . .       326,484    48,245,484
      Total capitalization . . . . . . . . . . . .   $   501,484  $ 48,351,484

(1)Does not include 2,300,000 shares issued since March 31, 1996 for the conversion of convertible debentures and 6,000,000 shares issued to the Selling Stockholders.
(2)Include the 8,300,000 shares issued since March 31, 1996, but does not include (a) 2,761,054 shares of Common Stock issuable upon exercise of certain warrants and stock options held by certain individuals at a present exercise prices per share of from $1.70 to $6.00 per share, (b) 15,200,000 shares of Common Stock issuable upon conversion of certain "Convertible Debentures" at present exercise price of $.03 per share, and (c) additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future. See ""Description of Securities", and "Risk Factors Additional Dilution."
(3)Includes the 2,300,000 shares issued since March 31, 1996 for the conversion of convertible debentures and 6,000,000 shares issued to the Selling Stockholders.

                           SELECTED FINANCIAL DATA

  The selected consolidated financial data set forth below have been derived from the Company's consolidated financial statements. Such consolidated financial statements for the three month period ended March 31, 1996 and for the years ended December 31, 1995, 1994 and 1993, have been audited by Jones, Jensen and Company, independent certified public accountants. Financial information for the period prior to 1993 has been omitted because the Company was engaged in only minimal operations and the financial data is
deemed not to be material.   The selected consolidated financial
data set forth below should be read in conjunction with the Company's consolidated financial statements and notes thereto, with Management's Discussion and Analysis of Financial Condition, and with the other financial information of the Company included elsewhere in this Prospectus.

Statement of Operations Data:
                                                                         From
                                                                    Inception on
                            Three Months                            January 1,
                               Ended              Years Ended       1986 Through
                              March 31,           December 31,        March 31,
                               1996      1995      1994      1993      1996
Revenue. . . . . . . . . . $    -      $     -    $   -    $   -     $   5,645
Expenses
  Research and development                                               50,215
  General and administrative 494,402      906,518   29,190   15,200   1,728,464
  Depreciation . . . . . .     3,316         -         -        -          3,316
Total Expenses . .           497,718      906,518   29,190   15,200   1,781,995
  Net income (loss)
     from operations . . .  (497,718)    (906,518) (29,190) (15,200) (1,776,350)
Other income / expense
  Interest expense . . . .    (4,375)     (27,709)    -        -        (32,084)
Total other income / expense  (4,375)     (27,709)    -        -        (32,084)
Income (loss) before loss
   from discontinued
   operations and provisions
   for income tax  . . . .   502,093)    (934,227) (29,190) (15,200) (1,808,434)
Loss from discontinued
   operations. . . . . . .   (34,207)    (103,008)    -        -       (137,215)
Income taxes (benefit) . .      -            -        -        -           -
Net income (loss). . . . . $(536,300) $(1,037,235)$(29,190)$(15,200)$(1,945,649)
Income (loss) per share. . $   (0.07) $     (0.25)$  (0.01)$  (0.01)$     (0.37)
  Weighted average number of
     shares outstanding. . 7,591,928    4,177,136 3,695,920 1,960,154  2,161,325

Balance Sheet Data:
                                                          December 31,
                            March 31, 1996         1995       1994       1993
                          Actual   Pro Forma(1)
Working Capital. . . $ (2,042,683)  $45,807,317 $ (73,134) $ (30,419)  $(28,729)
Total assets . . . .    2,758,904    50,608,904   112,987    251,120        121
Total stockholders'
  equity . . . . . .      326,484    48,245,484  (143,954)    44,581    (28,729)

(1) Adjusted to give effect to the private sale of the 6,000,000 shares of Common Stock to the Selling Stockholders and hereby offered for resale by the Selling Stockholders to the public, and the initial application of the estimated net proceeds from the sale to the Selling Stockholders. See "Use of Proceeds." Further adjusted to reflect the issuance by the Company of 2,300,000 shares of Common Stock subsequent to March 31, 1996 upon the conversion of a certain convertible debenture at the conversion price of $.03 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Accounting Pronouncements

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets," and SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reported at the lower of the carrying amount or their estimated recoverable amount and the adoption of this statement by the Company is not expected to have an impact on the Company's financial statements. SFAS No. 123 encourages the accounting for stock-based employee compensation programs to be reported within the financial statements on a fair value based method. If the fair value based method is not adopted, then the statement requires pro-forma disclosure of net income and earnings per share as if the fair value based method had been adopted. The Company has not yet determined how SFAS No. 123 will be adopted nor its impact on the Company's financial statements. Both statements are effective for years beginning after December 15, 1995.

Results of Operations

  The Company is a development stage company and has had only minimal operations for the most recent three years. Since 1995, the Company has been engaged in the development, acquisition and licensing of certain computer based technology designed to ultimately offer a full range of casino style gaming, entertainment, information and financial transaction services over the Internet. As of the date hereof, the Company has not begun operations of any of its anticipated virtual casinos and is in the alpha testing stage of development. Information is presented for the Company's most recent three fiscal years and the three month period ended March 31, 1996.

Three Months Ended March 31, 1996

  The Company did not have revenues for the three month period ended March 31, 1996 ("first quarter of 1996") as management continued to work towards attaining operational status of the Company's gaming services on the Internet. General and administrative expenses for the first quarter of 1996 were approximately 55% of total general and administrative expenses for the entire 1995 fiscal year. This increased rate of expense is due to the enhanced activities related to securing agreements with CWH and in additional expenses being paid to advisors and consultants in connection therewith. Increases were also experienced in marketing, advertising and promotional expenses related to the Company's new gaming services, and in legal and professional fees. The only other material expenses for the first quarter of 1996 were depreciation of $3,316 related to furniture and fixtures, and interest expense of $4,375 attributed to a convertible debenture . The Company's loss for the first quarter of 1996 before deducting loss from discontinued operations and provisions for income tax was $502,093 and, after recognition of a $34,207 loss from discontinued operations related to the sale of Tessier Resources, Ltd., the Company's net loss for the first quarter of 1996 was $536,300, or $0.07 per share. Because of the developmental nature of the Company, management cannot accurately predict future revenues or expenses or the impact on these items by the sale of the Common Stock to the Selling Stockholders.

Fiscal Year Ended December 31, 1995 Compared To Fiscal Year Ended December 31, 1994

  The Company did not have any revenues for either of its fiscal years ended December 31, 1995 ("1995") or December 31, 1994 ("1994"). General and administrative expenses increased form $29,190 in 1994 to $906,518 in 1995 primarily due to the Company's implementation of its new business plan related to its Internet gaming system. Also during 1995, the Company had interest expenses of $27,709 compared to $-0- for 1994 attributed to the interest on the outstanding convertible debenture being recorded in 1995. Thus the Company's loss for 1995 before deducting the loss from discontinued operations and provisions for income tax was $934,227 compared to a loss of $29,190 for 1994. During 1995, the Company recognized a $103,008 loss from discontinued operations attributed to the sale of Tessier. The Company's net loss for 1995 was $1,037,235, or $0.25 per share, compared with the 1994 loss of $29,190, or $0.01 per share.

  Fiscal Year Ended December 31, 1994 Compared To Fiscal Year Ended December 31, 1993

  The Company did not have any revenues for either of its fiscal years ended December 31, 1994 ("1994") or December 31, 1993 ("1993"). General and administrative expenses increased approximately 92% from $15,200 in 1993 to $29,190 in 1994 primarily due to the Company's reorganization in 1994. The Company did not have any interest expense in either 1993 or 1994. Thus the Company's loss for 1994 was $29,190, or $0.01 per share, compared to a loss of $15,200, or $0.01 per share for 1993.

Research and Development Costs

  The Company has relied upon the developers of the technology which it has acquired or licensed to carry out the research and development related to the particular technology. Thus, during the most recent three fiscal years and for the three month period ended March 31, 1996, the Company did not expend any funds directly on research and development related to the Company's entry into the Internet gaming business. The Company did expend a total of $19,121 in 1995 through its discontinued subsidiary, Tessier Resources, Ltd., towards the development of Tessier's snow and ice removal equipment. Management anticipates that as the Company begins operation of its virtual casinos, it will likely begin to expend some funds for ongoing research and development for new products and for enhance existing ones. However, at this time management has made no estimates as to the extent of any future research and development expenditures.

Net Operating Losses

  The Company has accumulated approximately $1,842,000 of net operating loss carryforwards as of March 31, 1996, which may be offset against future taxable income through the year 2010 when the carryforwards expire. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. In the event of certain changes in control of the Company, there will be an annual limitation on the amount of net operating loss carryforwards which can be used. No tax benefit has been reported in the Company's financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused. Accordingly, the potential tax benefits of the loss carryforward is offset by valuation allowance of the same amount.

Liquidity and Capital Resources

  Historically, the Company's working capital needs have been satisfied primarily through the Company's private placement of securities and through borrowing and reasonably expects to do so in the future. At March 31, 1996, the Company had working capital of a negative $2,042,683, compared to working capital at December 31, 1995 of a negative $73,134 and a negative $30,419 at December 31, 1994. This decline in working capital is directly attributable to the Company's acquisitions of technology and the payment for services performed and expenses incurred by consultants. At March 13, 1996, the Company had $14,737 in cash compared to $2,782 at December 31, 1995 and $1,120 at December 31, 1994. Also at March 31, 1996, the Company had a note receivable for $200,000 which has subsequently been repaid to the Company.

  As of March 31, 1996, the Company had total assets of $2,758,904 and total stockholders' equity of $326,484 compared with total assets of $112,987 and total stockholders' equity of a negative $143,954 at December 31, 1995, and total assets of $251,120 and total stockholders' equity of $44,581 at December 31, 1994. The improvement during the first quarter of 1996 is directly attributed to the Company's acquisition of license fees and the right to use certain related software during this period. The Company also recorded an investment of $158,112 related to its minority ownership of Kaniksu Ventures, Inc. following the sale of Tessier Resources, Ltd. to Kaniksu. For the three months ended March 31, 1996 and the year ended December 31, 1995, the Company realized cash from financing activities of $916,660 and $1,006,016, respectively, related to the issuance of debt for cash. Also, during the first three months of 1996, the Company realized $550,000 from an advance payment for future services to be rendered.

  During the remainder of fiscal year 1996 and into 1997, the Company anticipates meeting is cash and working capital needs primarily from the proceeds of the sale of its shares to the Selling Stockholders and from expected revenues from operations, which the Company expects to commence during the second half of 1996. Following the sale of its shares to the Selling Stockholders, the Company does not anticipate the need for additional capital in the foreseeable future.

Effect of Inflation

  In the opinion of management, inflation has not had a material effect on the operations of the Company.

                                BUSINESS

Background

    VentureTech, Inc. (the Company ) is engaged in the development, acquisition and licensing of certain computer based technology designed to ultimately offer a full range of casino style gaming, entertainment, information and financial transaction services over the Internet. Through its technology agreements and licenses, the Company intends to establish a series of multi-cultural / multi-ethnic virtual casinos over the Internet from authorized locations
around the world.    A casino is deemed to be "virtual" when it
emulates actual casino style games offered in existing land-based casinos, but provides such gaming services via computer software and hardware, as opposed to actual gaming equipment such as slot machines and blackjack tables.

    The Internet is generally defined as a hierarchical collection of interconnected computer networks throughout the world. Individual websites, a collection of files and applications on a specific computer system, are established by individuals or organizations that seek to provide information and/or services to the general public. Interested parties access a particular website at a unique Internet address, typically through an off-site computer and modem, and through the services of a local Internet service provider. The Company intends to establish unique Internet addresses for its virtual casinos to clearly distinguish them from others that may be established by potential competitors.

    The Company plans to establish its virtual casinos by creating partnerships and joint ventures pursuant to revenue sharing agreements to be negotiated and executed, or funded solely by the Company for its own benefit. Management believes that it can improve its percentages of revenue sharing in the virtual casinos by establishing various gaming technology license agreements with multiple third parties, although there can be no assurance that such agreements can be finalized.

    The Company has created two new wholly owned subsidiaries, EuroAsian E-Casinos, Inc. (hereinafter E-Casinos ), and Cybernet Currency Clearing, Inc. (hereinafter CCCI ) to facilitate the distinct operations of its business. E-Casinos was established as a foreign corporation in the Marshall Islands to own, either solely or in partnership with joint venturers, and operate multiple full service virtual gambling casinos over the Internet. CCCI was established as a Nevada corporation to function as an international currency converter of world currency in various international business transactions.

    In order to establish the Company as a leading provider of Internet related gaming and financial transaction services, management s strategy is to acquire or otherwise obtain, by license or other agreement, access to newly emerging Internet security and gaming technologies. To this end, the Company has entered into separate agreements with CasinoWorld Holdings, Ltd ( CWH ), a Delaware corporation, and Alphacom Data Security Services, Inc.
( Alphacom ), a Nevada corporation, to supply the necessary technology and services to conduct its business operations. Operating through its newly created subsidiaries and in reliance upon its agreements with CWH and Alphacom, the Company is preparing to commence substantive operations of its gaming services over the Internet during the second half of 1996.

    In a further effort to focus its strategy on the computer and Internet related service industry, in March 1996 management effected the sale of its wholly owned subsidiary, Tessier Resources, Ltd. ("Tessier") to Kaniksu Ventures, Inc. (Kaniksu) in exchange for a $3,000,000 debenture convertible into 2,000,000 shares of Kaniksu common stock. Additional consideration, in the form of stock and rights in Kaniksu stock, will also be provided to stockholders of VentureTech. Tessier is in the business of developing and supplying snow and ice removal technology to the commercial market. Management believes that the attention required by this subsidiary would detract from the potentially more lucrative business of Internet gaming and it is in the best interest of the Company to divest itself of this subsidiary.

Business of Issuer

    Euro Asian E-Casinos, Inc.

    E-Casinos was incorporated in April, 1996 in the Republic of the Marshall Islands primarily to take advantage of favorable tax laws and to avoid possible conflicts with United States ("US") laws in regard to Internet gaming. Although the Company does not believe that its intended business actions violate any existing regulations of the US, management intends to focus primarily on the market outside of the US until such time as US laws, specifically in regard to this Internet gaming, are clarified. A bill to create a national commission to study gambling in the US (including interactive virtual wagering) was tentatively approved by a Senate committee in May of 1996. As of the date hereof, there is no indication as to any potential legislation or new laws that may result from this committee. See "Business Government Regulations."

    Presently, the Company s primary focus, through its subsidiary E-Casinos, is on the establishment of its first virtual casino in affiliation with CWH. On March 4, 1996, pursuant to a previously executed letter of intent, the Company entered into a definitive non-exclusive license agreement (the License Agreement ) with CWH for CWH s proprietary technology and a non-exclusive sublicense to use Durand Communications Network s ( Durand ) MindWireTM software technology. Durand is a privately held corporation founded in 1993 in Santa Barbara, California and is a software developer of client
- - server technologies for real time electronic commerce and other applications. In consideration of the $2,000,000 license fee, the Company was granted a non-exclusive license to CWH s revolutionary new Virtual CasinoWorldTM software application, an interactive service bureau, gaming service and multimedia virtual casino on the Internet. In addition, with a non-exclusive sublicense to the MindWireTM proprietary technology, the Company will be able to provide its customers with realistic casino wagering games with high-level 3-D graphics, player interactivity in real-time scenarios and with automatic updating of applications and graphics during online sessions. E-Casinos also intends to ultimately offer a Sportsbook, capable of providing wagering opportunities on sporting events, as well as access to various international lottery purchases. It is expected that these supplemental services will be provided in association with third parties already engaged and knowledgeable in these business areas. The Company intends to assign its rights, duties and obligations under the License Agreement to E-Casinos.

    The total license fee payable by the Company to CWH is $2,000,000, of which $250,000 was paid upon the execution of the Letter of Intent in January 1996, with the balance to paid in installments commencing with the execution of the License Agreement. As of the date hereof, the Company has made various payments to CWH totaling $1,200,000. The full payment of the license fee is a condition precedent to the Company s exercise of its rights under the License Agreement.

    As a further provision of the License Agreement, the Company is required to complete certain due diligence obligations and other undertakings as additional conditions precedent to the Company's enforcement of the terms of the License Agreement. These conditions precedent include, but are not limited to, certification of corporate good standing, certification of board of directors authorization of the License Agreement, evidence that the Company holds a valid gaming license from an authorized jurisdiction, a $1,000,000 deposit toward a virtual casino bankroll, a marketing plan with a budget of $1,000,000, and a final opinion from general counsel.

    On April 19, 1996 the Company also entered into an Operating, Revenue Sharing and Management Services Agreement (the Operating Agreement ) with CWH. This Operating Agreement provides the Company with a new interactive platform that will combine Monacall s.a.m. L Univers Telematique s ( Monacall ) Interactive Voice Response (IVR) software with CWH s Virtual CasinoWorldTM application. The integrated technologies will provide secured transaction processing, international bank account management and technical administration, via Monte Carlo, Monaco, of the Virtual CasinoWorldTM application. E-Casinos has contracted with CWH whereby CWH will provide, pursuant to a joint venture between CWH and Monacall, facilities in Monaco, telecom bandwith, Tandem banking services, business licenses, Monaco operating approvals, banking relationships and expertise. Monacall, a Monegasque corporation with headquarters in Monte Carlo, has been authorized by the Principality of Monaco, by way of an approval letter executed by the Department of Finances and Economy, to provide a platform for interactive wagering and gaming for telecom and Internet activities. This will allow transaction processing for Internet gaming that is legally initiated outside of Monaco and provide a safe and plausible operation of its online interactive gaming activities.

    The License Agreement and Operating Agreement (collectively the Agreements ) were granted for an initial term of 10 years and are renewable thereafter, year-to-year, for an additional five year term. The Company has agreed to comply with specific provisions under the Agreements, including but not limited to the protection of CWH s trade secrets and other technology, as well as the submission of one or more gaming licenses in certain jurisdictions where such gaming is not illegal. Under the terms of the revenue sharing portion of the Operating Agreement, the parties, including E-Casinos, CWH and Monacall, will share in the net revenue proceeds of the virtual casino(s). The Company has also agreed to market the virtual casino(s) pursuant to a mutually agreed to marketing plan and provide a minimum $1,000,000 casino bankroll for each virtual casino initiated. Under certain conditions, the Company may be obliged to pay additional licensing fees in jurisdictions where a separately controlled virtual casino is established.

    On May 16, 1996, CWH successfully completed the integration of the Virtual CasinoWorld application based upon MindWireTM technology with the Monacall Interactive Voice Response ("IVR") telephony software. This combined platform represents an integrated solution for online virtual casinos and interactive wagering via either the Internet or the telephone. CWH, in conjunction with Monacall, is currently going through alpha testing of its system at file servers located in Monaco and expects to launch a beta program starting in September 1996. On June 1, 1996, the system successfully logged-in its very first customer, credited their Monacard account (an audio smartcard system that electronically debits a user's account), and played thirty-five hands of blackjack. The system recorded a revenue of 118 French Francs from this first session of alpha testing.

    The Company intends to market and focus its casino operations primarily in Europe, Asia, and the Middle East offering a full range of gambling, information and other entertainment services over the Internet. E-Casinos will operate under strict guidelines and laws to assure fair opportunities for its Internet clients.
The Company is currently engaged in discussions and negotiations with interested parties and potential partners and joint venturers in various parts of the world. Based on the success of these discussions, of which there can be no assurance, the Company intends to establish muti cultural/multi-ethnic casinos around the world over the next several years as satisfactory agreements can be entered into. Presently the Company has not finalized any agreements with any third parties for the formation of partnerships or joint ventures to operate its virtual casinos and there can be no assurance that the Company will be successful in entering into any such agreements.

    Presently, US laws are vague on the matter of Internet wagering within the US. Management believes that until such time as new legislation is passed or current statutes are adequately defined, it is in the Company's best interest to delay marketing its Internet gaming services within the US. Thus, all of the Company's initial marketing will be directed outside the US.

    Management s strategy is to develop or otherwise acquire or license newly emerging technology in the Internet related gaming and financial transaction area. This strategy is expected to minimize any potential dependence on a single source of technology and service. The Company is also evaluating other sources of telephony services other than Monacall in the geographical areas under consideration for virtual casinos. Management believes that establishing a local service facility for telephony and online transaction processing may facilitate obtaining local license authorizations and maximize E-Casinos portion of any revenue sharing arrangements.

    Alphacom Data Security Services, Inc.

    In March of 1996, the Company entered into an agreement with Alphacom Data Security Services, Inc., a Nevada corporation ("Alphacom"), for a license to use and to further sublicense Alphacom's Internet gaming software integrated with the Alpha Guard computer security application. The Company has paid an aggregate of $250,000 toward an exclusive license for the software technology as it relates to the Internet gaming industry. In further consideration of the license, E-Casinos will pay to Alphacom a license fee (royalty) of ten percent (10%) of the net revenues generated from casino operations using the Alphacom software.

    Alphacom is a recently formed company with minimal business experience. The Alpha Guard technology is a customized version of World Star Holdings Ltd.'s Gatekeeper technology and is in its alpha stage of testing. Gatekeeper based technology is in use by AmeritelTM OnLine Services' worldwide online reservation services and the Saskatchewan Canada Government's Department of Tourism.
The Gatekeeper has also been used on a limited basis by the Manitoba Canada Telephone System.

    CD-Max

    The Company has also entered into a letter of understanding in September 1995 with CD Max, Inc. (CD-Max), a Delaware corporation, to license CD-Max's propriety software encoding, encryption and billing system for exclusive use within the Internet gaming industry. Management anticipate using CD-Max s encryption expertise with both of its subsidiaries, E-Casinos and CCCI, as a supplement or an alternative to other security measures. Management anticipates that the CD-Max technology will be integrated with the Company s other licensed technology to offer maximum security and provide users anonymity and financial protection in banking, currency exchanges and playing the full range of casino games. The CD-Max system is not expected to require any additional hardware devices and can be automatically installed at the initial service log on.

    Cybernet Currency Clearing, Inc.

    In August 1995, the Company created as a wholly owned subsidiary, Cybernet Currency Clearing, Inc., a Nevada corporation ( CCCI ).
CCCI was formed to become engaged in the business of providing international business services, primarily the conversion of international currency into e-cash or e-dollars on a fee basis. Once operational, CCCI will perform conversions of world currencies into e-cash and then back to hard currency, for associated
Internet casinos. Further, management intends to align CCCI with major banks to provide a secure conversion service for exchanging
their client s money to and from  e-cash .    The Company intends
to use a portion of the proceeds from the sale of Common Stock to the Selling Stockholders to commence CCCI's operations.

     E-cash is electronic (digital) money that moves along multiple channels largely outside the established network of banks, checks, and paper currency overseen by the Federal Reserve. These channels enable consumers and businesses to send money to each other more conveniently and quickly and less expensively than through the conventional banking system. E-cash comes in many forms such as "smart cards" (plastic cards embedded with microchips that have the ability to load up preset values or download transactions over phone lines from your bank or issuer of e-money onto a computer). E-cash can be created by various individual parties, and can be backed by anything customers demand as an accepted medium of exchange such as gold, dollars, yen or similar asset instrument.
Its diversity and philosophy is well suited to the Internet and its evolving web of networks around the world.

Products  and Services

    E-Casinos intends to offer a full range of Internet gaming, information and entertainment services in the form of virtual casinos on the Internet, open to all individuals interested in playing casino style games for real money on a worldwide basis, subject to local laws and regulations. E-Casinos must adhere to the legal requirements of each jurisdiction in which it operates from or offers it services. For example, in areas where there are legal age restrictions, E-Casinos will adopt similar restrictions in signing up prospective players. The virtual casinos will initially offer a cross-section of casino style games including, but not limited to, blackjack, craps, roulette, poker, keno and slots. Other casino games, such as baccarat, will be added over time consistent with the cultural and regional demands of the clientele. In addition, E-Casinos intends to ultimately offer a
 Sportsbook for wagering on international sporting events and access to international lottery ticket purchases. The Sportsbook and lottery application are likely to be offered in conjunction with third parties pursuant to partnerships and/or joint ventures.

    E-Casinos virtual casinos will offer its player many features beyond that of actual wagering applications. Prospective players will be provided with a simple electronic means to view the virtual casino and its associated rules and terms, and them register directly online. At all reasonable times players will have the ability to communicate with customer assurance on a real-time online basis. Players will also have the ability to communicate online with other registered members of the virtual casino through
 e-mail , live chat-rooms and classified ad posting . Players will have access to online applications for electronic banking, virtual shopping, and connections with affiliated hotels and resorts. E-Casinos will to provide its players with a unique virtual experience intended to transcend a mere gaming application.

    CCCI, when fully operational, is expected to secure the financial transactions for E-Casinos by using the security technologies licensed with its affiliates. The primary focus of CCCI is to convert the electronic money, known as e-cash , into real dollars (or other appropriate currency). CCCI will perform the conversion of currencies, for transaction fees, into e-cash and then back to requested currencies for its associated virtual casinos. The actual financial transactions will be handled by a major bank(s) affiliated with the Company that will provide the administrative expertise and credibility required by customers when dealing in personal financial transactions.

Product Research and Development

    The Company has relied upon the developers of the technology which the Company has acquired or licensed to carry out the research and development related to the development of the particular technology. Thus, during the most recent three fiscal years and for the three month period ended March 31, 1996, the Company did not expend any funds on research and development related to the Company's entry into the Internet gaming business. The Company did expend a total of $19,121 in 1995 through its discontinued subsidiary, Tessier Resources, Ltd., towards the development of Tessier's snow and ice removal equipment. Management anticipates that as the Company begins operation of its virtual casinos, it will likely begin to expend some funds for ongoing research and development for new products and for enhance existing ones. However, at this time management has made no estimates as to the extent of any future research and development expenditures.

Marketing, Distribution and Customers

    The Company s marketing strategy is focused on a two pronged approach to meet the requirements of its bi-level targeted market. First, the Company will seek potential partners and joint venturers interested in providing, jointly with the Company, a unique virtual casino, and second, the end-users (players) of that virtual casino. The Company will necessarily employ different methodologies for soliciting these distinctive market segments.

    In seeking venture partners for operating the virtual casinos, the Company's management is expected to continue to take advantage of publicity it has received in the international community regarding its Internet gaming activities. In June 1996, the magazine International Gaming & Wagering Business published a brief notice of he Company's press release regarding its licensing arrangements with CWH and Monacall. In addition, Virtual Reality News, a United Kingdom publication, published a similar news report on the Company's gaming activities in its May 1996 edition. Also, management expects to continue to avail itself of its personal international contacts with potential qualified venture partners and government representatives.

    The potential market for end-users (players) in the virtual casinos is difficult, if not impossible, to accurately estimate. This potential market is made up of such factors as the dollar volume of current worldwide gaming, both legitimate and illegal gaming, the current market for computer ownership, the volume of current Internet subscribers, and predictions of growth in these three sectors. Management believes that the three primary issues that must be effectively addressed to maximize its marketing efforts for the Company's online gaming venture are (i) proper identification of target demographics and psychographics; (ii) the use of a blend of traditional marketing and new media marketing techniques such as marketing via the Internet itself; and (iii) the ability to capture and retain the subscribers.

    Management further believes that two distinct populations, gamblers and Internet users, are potential users of a virtual casino on the Internet. Within this demographic, the Company will look to define three major target groups; (i) Internet users with a propensity to gamble; (ii) Internet users that could be induced to gamble with a viable, credible and secure online application; and (iii) gamblers with little or no Internet experience that might want to take advantage of online gambling. Management intends to investigate thoroughly the demographics, psychographics and attitudinal preferences of all three consumer groups. The Company's ultimate ongoing marketing plans will evolve from these investigations.

    Management is confident that existing evidence suggests that a significant market exists for providing gaming activities and services over the Internet and thus justifies the Company's entry into this business. A sample of the research and forecasts that management has reviewed is as follows:

    Worldwide sales of lottery tickets exceeded $115 Billion in 1995 as stated in International Gaming and Wagering Business in May 1996.

    During 1995, the Internet consisted of 7,000,000 host computers integrated internationally via 60,000 mostly private networks. Based upon the 1995 growth rate, there will be 124 million hosts by the year 2000. Source: The Internet Gambling Report, 1996 edition.

    Liechtenstein s Internet Lottery can draw potential players from nearly 50,000,000 Internet users across the globe. Source:
    International Gaming & Wagering Business, November 1995.

    As of 1994, gross wagering in the US totaled $482 billion.
    Source: U.S. News & World Report, January 15, 1996.

    Approximately 40% of gaming revenues in the future may be from virtual casinos, Internet lotteries, Bingo, sports wagering and other online gaming locations. Source: The Internet Gaming Report, 1996 edition.

    The above information is presented for informational purposes only and has been derived from sources believed to be reliable, although some information is based on estimates. It should be noted that the sources relied upon are various publications which may or may not have provided supporting validation for their estimates. Actual results may not be closely related to forecasts made. There can be no assurance that the information presented above will approximate actual results.

    The Company is currently in the process of soliciting marketing proposals from recognized international marketing, advertising, consulting firms and individuals, such as KPMG Pete Marwick, Asia Pacific Ventures, Time International and the Asia Times.
Management intends to develop distinct targeted marketing strategies in conjunction with these expert sources. Further, once the Company has entered into an agreement with a venture partner, it intends to rely upon the direct experience of that partner related to a specific target market for the area intended. The Company will also actively promote its virtual casinos through the Internet itself and promote and advertise its services through that medium. Presently, management expects that CD-ROMs will be the primary source of distribution of the company s software application, with diskettes and online download secondary considerations.

Technological Change and Competition

    The offering of casino gambling services on the Internet, although relatively new, is characterized by rapid and significant technological change corresponding to similar technology enhancements in the computer, software and telephony industries. A significant number of companies, organizations and individuals are currently offering or purporting to offer on the Internet similar gambling services as that of the Company. The organizations with the greatest visibility to date include, but are not limited to Internet Casinos, Interactive Gaming & Communications Corp. (formerly Sports International - USA), Casinos of the South Pacific, and Virtual Vegas.

    As of this date, however, to the best knowledge of the Company, no firm is offering casino style gambling for other than fun on the Internet. The Company is aware of several firms currently offering actual wagering on various sporting events with financial transactions being administered from off-shore (outside the US) accounts. In addition, several organizations currently offer lottery tickets for sale from International Lotteries. One specific organization, Interlotto, operates an Internet lottery authorized by the Liechtenstein Government.

    There are also a significant number of organizations and companies interested in pursuing the business of providing currency change using e-cash. Some of the competitors currently offering e-cash services include, but are not limited to, start-up firms such as DigiCash and CyberCash, as well as more notable corporate names such as Microsoft, Xerox, Visa and Citicorp. The Company intends to ultimately leverage the financial transactions of E-Casinos through CCCI in order to further establish visibility and credibility of CCCI s operation. The Company intends to use a portion of the proceeds from the sale of Common Stock to the Selling Stockholders to commence CCCI's operations.

    The barrier to entry to most Internet markets, including the gambling segment, is relatively low making its accessible to a wide number of entities and individuals. The Company believes, however, that there are substantial supplemental market barriers that will ultimately preclude the vast majority of prospective providers from maintaining a material or successful Internet operation and provide an advantage to the Company. These barriers include, but are not limited to the following:

    Credibility and Integrity. At present, there are no official regulators of gambling services on the Internet and many of the companies offering gambling services are located in remote spots in the Caribbean Islands such as Antigua or St. Martin. Prospective gamblers want some assurance that they are dealing with credible organizations that will adhere to stated payout percentages and make distributions of any winnings to the player. Management's goal is that once operational, E-Casinos will give credibility through its association with prominent business partners, such as Monacall, located in Monte Carlo, Monaco. Also, Ecasinos' expected use of state-of-the-art security technology is intended to instill confidence for prospective players to provide funds on account and wager at the virtual casino. In addition, E-Casinos will retain a recognized international auditing firm to audit the operations of the virtual casinos to assure integrity of its activities, although no such arrangements have been made as of the date hereof.

    Technology. Although most all of the prospective providers of gaming services on the Internet offer some form of casino style wagering games to the public, they are typically based on a HTML (HyperText Markup Language) format that is transmitted and emulated or viewed by a web browser (such as Netscape). Thus, the transmission and viewing of these sites is rooted in Terminal/Host architecture where the terminal or web browser views HTML just like a terminal would emulate traditional mainframe protocols. Consequently, the animation and graphic viewing esthetics of the gambling action are typically of a simple nature. E-Casinos' use of the CWH and MindWireTM technology combines the best elements of terminal/host software design and client/server design for the purposes of disseminating information. The Company believes that this technology will provide robust graphics and animation, as well as supplemental features such as e-mail, online shopping, chat rooms and bulletin boards. The Company recognizes, however, that with the rate of technological change currently in effect, it must continue to evaluate and develop new technologies to maintain any expected competitive edge.

    Adequate Financing. As stated previously, the cost to set up and maintain a low quality casino website is relatively small.
However, the collateral expenses associated with marketing the website and system support remains substantially high. E-Casinos projects that it will initially spend a minimum of $1 million to market and promote its initial virtual casino to targeted markets.
As the number of virtual casinos grows and the targeted markets are expanded worldwide, the marketing costs are expected to increase proportionally. In addition, the Company s affiliated partners have incurred multi-million dollar expenses to develop the unique software application and build the telephony and transaction processing facilities necessary to handle the large volume of accesses to its website. The Company believes that with the financing obtained from the Selling Stockholders in the purchase of the securities that are the subject of this Prospectus and related registration statement, it can reasonably compete with anticipated competitors.

Patents, Copyrights  and Trade Secrets

    The Company's current business is based on technologies acquired or otherwise licensed from third parties. The Company does not own or otherwise control any patents, copyrights or trademarks.
However, those third parties from which the Company does license its technology have taken the appropriate steps to protect the intellectual property rights of the technology. CWH has copyrighted and trademarked the Virtual CasinoWorldTM software application. Also, Durand has copyrighted and trademarked the MindWireTM application. Further, certain modules of the MindWireTM application are currently patent pending. Certain software code developed through Alphacom has been copyrighted through its affiliate developer, World Star Holdings, Ltd., a Canadian corporation. The system security software application, developed by CD-Max, has been copyrighted and trademarked and CD-Max intends to expand its current patents to include additional security applications. There can be no assurance that any remaining patent (or copyright) applications relating to the Company's licensed technology will result in patents being granted or that, if granted, such patents will afford protection against competitors with similar technology. Also there can be no assurance that those entities licensing the Company's technology will have the financial resources necessary to enforce any patent or copyright rights it may hold. Although the Company is not aware of any infringement claim against this technology, in the event that a future claim against the developer and/or the Company is successful, it may be necessary for the Company to obtain additional licenses to such patents or to other patents or proprietary technology. There can be no assurance that the Company will be able to obtain any such additional licenses on commercially reasonable terms. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

    The Company will attempt to protect its own proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees who have access to its proprietary technology. To date, the Company has not entered into any such agreements. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby. See "Risk Factors Patents, Trademarks and Copyrights."

Government Regulation

    Ownership and operation of land-based gaming facilities in the United States, in particular, and elsewhere in the world, is normally subject to extensive state and federal government regulations. However, the Company intends to offer its casino gaming services over the Internet through facilities located in Monte Carlo, Monaco and initiated from various authorized locations. Due to the relatively recent development of casino wagering over the Internet, there are few direct regulations that deal with this application. Although management believes that the Company is in compliance with all applicable existing regulations in those countries which it intends to offer its services, there can be no assurance that the Company can remain in compliance with existing and new regulations at a reasonable cost. The Company is presently in the process of obtaining licenses from those jurisdictions in which it intends to initially operate in order to satisfy its contractual requirements with the Monacall facility in Monaco. The Company is fully cognizant of the fact that Internet related laws and regulations are just beginning to emerge and that such national and international legislation is expected to develop over the next few years. Such legislation could negatively impact the Company or hinder its ability to offer its services in the futures. There can be no assurance that the Company's gaming services over the Internet will continue to be accepted in those jurisdictions in which they are presently accepted, or that a government or court system will not disallow the use of Internet gaming services. See "Risk Factors Government Regulation."

    A bill to create a national commission to study gambling in the US (including interactive virtual wagering) was tentatively approved by a Senate committee in May of 1996. As of the date hereof, there is no indication as to any potential legislation or new laws that may result from this committee. Under the bill as proposed, a nine member panel would be charged with conducting a study on the social and economic impact of gambling on communities and individuals and then issue a report within two years after the commission was established. The commission would examine all forms of gambling, including interactive technology and gambling over the Internet, would hold public hearings and would have the power to subpoena witnesses. A similar bill passed the House of Representatives in March 1996 and is expected to come before the full Senate during the current session of Congress.

Employees

         As of the date hereof, the Company has one full time employee functioning as the Company's Chief Operating Officer and Chief Financial Officer. Because of the nature of the Company's business at this time, management intends to primarily use consultants and advisors to provide the interim services required for its operations. Further, the Company has entered into certain licensing agreements with third parties as an initial means of developing its service offerings and, accordingly, relies upon the work performed by its licensing partners. As the Company's virtual casinos become operational, it is anticipated that the Company will hire additional qualified personnel consistent with workload requirements and as business conditions warrant.

Facilities

    The Company's primary executive office is located at 11480 Sunset Hills Road, Suite 100E , Reston, Virginia 22090. These facilities, leased by CD-Max, Inc., are shared with the Company pursuant to a sublease. Under its arrangement with CD-Max, the Company reimburses CD-Max for its expenses related to the share use of the space. Two of the Company's directors, Ken Fitzpatrick and Craig Bampton, primarily use their own independent office space in San Francisco, California and Winnipeg, Canada, respectively, to conduct the business of the Company. The Company reimburses Messrs Fitzpatrick and Bampton for "out-of-pocket expenses" related to the Company's business. The Company also occupies approximately 7,000 square feet of office space located at 1055 West 14th Street, Vancouver, British Columbia, which is sub-leased through Multiplex Technologies. This facility is primarily used for the marketing and investor relations requirements of the Company. The Company believes that its current facilities are adequate for its current needs and anticipates securing additional office space as business conditions warrant.

Litigation

    There are no material pending legal proceedings to which the Company or its subsidiaries is a party or to which any of their property is subject.

                                MANAGEMENT

Executive Officers and Directors

    The executive officers and directors of the Company are as follows:

      Name                   Age         Position
  Kenneth F. Fitzpatrick     55    President, Chief Executive
                                   Officer and Director
  Craig J. Bampton . . .     42    Vice President and Director
  G. Michael Cartmel . .     58    Vice President Public Relations
                                   and Director
  Arthur Rosenberg . . .     43    Chief Operating Officer, Chief
                                   Financial Officer

  All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. As of March 31, 1996, the Company had not compensated its directors for service on the Board of Directors or any committee thereof. In addition, the Company reimburses each Director's out of pocket expenses incurred in connection with their duties as directors. Each officer of the Company serves at the discretion of the Board of Directors.

  Kenneth F. Fitzpatrick. Mr. Fitzpatrick joined the Company in August 1995 as the President, Chief Executive Officer and Director. Mr. Fitzpatrick has over 28 years of experience in the investment business. For the past six years, Mr. Fitzpatrick has owned and operated the VanSan Group of San Francisco, an investment banking and corporate financing firm doing business in the United States and Canada. Mr. Fitzpatrick holds a B.S. degree in Business from Babson College in Wellsley, Massachusetts.

  Craig J. Bampton. Mr. Bampton became the Vice President and a director of the Company following the acquisition of Tessier Resources, Ltd. ("Tessier") in 1994. Mr. Bampton has been the Vice President of Tessier and President of its wholly owned subsidiary, Pulverizer Systems, Inc., since 1991. Following the sale by the Company of Tessier to Kaniksu Ventures, Inc., Mr. Bampton became the President and a director of Kaniksu Ventures, Inc., a publicly
traded corporation.   Prior to joining Tessier, Mr. Bampton was
employed from 1973 to 1991 by Burlington Northern Railways Manitoba Ltd., where he was an agent / office manager for the Manitoba, Canada region. Mr. Bampton attended Red River Community College.

  G. Michael Cartmel. Mr. Cartmel became the Vice President of public relations and a director of the Company in April 1994. Following the sale by the Company of Tessier to Kaniksu Ventures, Inc., Mr. Cartmel also became a director of Kaniksu Ventures, Inc., a publicly traded corporation. Mr. Cartmel has been self-employed for several years as a consultant to the investment community providing investor and public relations services to publicly held companies. From 1991 to the present, Mr. Cartmel has been a principal of BMB Holdings, Ltd., a provider of investor relations and consulting services. Mr. Cartmel holds a a B.A. degree in economics and psychology from the University of British Columbia.

  Arthur Rosenberg. Mr. Rosenberg joined the Company in February 1996 as the Chief Operating Officer and Chief Financial Officer. Since 1992, Mr. Rosenberg has been an independent corporate consultant offering his clients advise on financial, strategic, investment and operational matters. From 1992 to 1996, Mr. Rosenberg was the Chief Operating Officer and Chief Financial Officer of LottoFone Incorporated, a company located in Alexandria, Virginia providing telephone based wagering capabilities to state and international lotteries. From 1988 to 1992, Mr. Rosenberg was the Vice President and Chief Financial Officer of Industrial Training Corporation, multi-media training company located in Herndon, Virginia. Mr. Rosenberg is a graduate of Northeastern University with a B.A. degree in chemistry and also earned an M.B.A. in marketing management from Boston College.

Executive Compensation

  The following table sets forth a summary of cash and non-cash compensation for each of the last three fiscal periods ended December 31, 1995, 1994 and 1993, with respect to the Company's Chief Executive Officer. No executive officer of the Company has earned a salary greater than $100,000 annually for any of the periods depicted.

                        Summary Compensation Table
                                                      Other Annual    All Other
Name and Principal Position   Year   Salary   Bonus   Compensation  Compensation
Kenneth F. Fitzpatrick,       1996  $  -      $ -         $  -        $  -
  President and C.E.O.        1995  $  -      $ -         $  -         30,750(1)

  (1)     Mr. Fitzpatrick was paid primarily as a consultant in 1995.

  The preceding table does not include any amounts for noncash compensation, including personal benefits, paid to the Company's C.E.O. The Company believes that the value of such noncash benefits and compensation paid to Fitzpatrick during periods presented did not exceed the lesser of $50,000 or 10% of the cash compensation reported for him.

  The following table includes those stock purchase warrants
(options) issued by the Company to its Chief Executive Officer during the Company's last fiscal year. For purposes of calculating the percent of the total options granted to employees, the aggregate number issued to all officers, directors and employees is used.

                  Options/SAR Grants in Last Fiscal Year

                                    Percent of Total
                     Options/SARs     Options/SARs   Exercise or Base
Name and Principal    Granted(#) Granted To Employees Price Per Share Expiration
    Position                                                              Date
Kenneth F. Fitzpatrick,   75,000          13%              $2.50       05/31/99
  President, C.E.O.      100,000          18%              $5.75       11/06/99
Barry Worshoufsky        100,000          18%              $2.50       05/31/99
  President, C.E.O.

Employment Agreements

   As of the date hereof, the Company has not entered into any employment contracts with any of its employees, officers or directors, nor has the Company had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors.

                           CERTAIN TRANSACTIONS

   In March 1996 the Company effected the sale of its wholly owned subsidiary, Tessier Resources, Inc. ("Tessier") to Kaniksu Ventures, Inc. ("Kaniksu") in exchange for a $3,000,000 debenture convertible into 2,000,000 shares of Kaniksu common stock. Additional consideration, in the form of stock and rights in Kaniksu stock, will also be provided to stockholders of VentureTech. Following the sale of Tessier to Kaniksu, Craig J. Bampton, Vice President and a director of the Company, became the President and a director of Kaniksu, and G. Michael Cartmel, also Vice President and a director of the Company, became a director of Kaniksu. Prior to the sale of Tessier, Mr. Bampton was Vice President of Tessier and President of its wholly owned subsidiary, Pulverizer Systems, Inc. Mr. Bampton intends to devote the majority of his time to the operations of Kaniksu. Because of the Company's ongoing interest in Kaniksu, it is believed desirable to have two of the Company's directors also serve as directors of Kaniksu.

   Since 1994, the Company has received advances from various parties including officers, directors, stockholders and others in exchange for shares of Common Stock, warrants, convertible notes and debentures. On March 31, 1996, the Company issued 539,172 shares of Common Stock to a related party in consideration of money owed. On December 31, 1995 and October 31, 1995, the Company issued 210,888 shares of Common Stock and 380,886 shares of Common Stock, respectively, to related parties in consideration of money owed. These transaction were the result of repayment in the form of shares of Common Stock of funds advanced to the Company by related parties. Also in March 1996, the Company received a note from a related party for $200,000 advanced to the party, which note was subsequently repaid to the Company in April 1996.

                          PRINCIPAL STOCKHOLDERS

   The following table sets forth information, to the best knowledge of the Company, as of June 21, 1996, giving effect to the issuance of 6,000,000 shares to the Selling Stockholders (See "Selling Stockholders"), with respect to the beneficial ownership of shares of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group.

                                   Number of Shares            Percentage
Name                              Beneficially Owned           Ownership(1)
Craig J. Bampton * . . . . . . .      1,350,000(2)                8.2%
  65 Fletcher Crescent
  Winnipeg, Manitoba Canada R3T OK9
G. Michael Cartmel * . . . . . .        170,000(3)                1.0%
  304-2170 West Third Avenue
  Vancouver, B.C. Canada V6K 1L1
Kenneth F. Fitzpatrick * . . . .        175,000(4)                1.1%
  1860 Jackson Street
  San Francisco, California 94109
Arthur Rosenberg . . . . . . . .        135,000(5)                 .8%
  11480 Sunset Hills Road, Suite 110E
  Reston, Virginia 22090
Regis Investments Company Limited.   17,670,000(6)               55.9%
  701 United Chinese Bank Building
  Des Vouex Road Central
  Hong Kong
Caledonian Trading Corporation .      1,000,000(7)               6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Eagle Technology Corporation . .      1,000,000(7)               6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Falcon Commercial Enterprises
 Limited                              1,000,000(7)               6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Falcon Sales Corporation . . . .      1,000,000(7)               6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Protex International Limited . .      1,000,000(7)               6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Westminster Computer Services
  Limited. . . . . . . . . . . .      1,000,000(7)              6.1%
  c/o Bank Sarasin & Company
  62 Elisabethen Strasse CH-4002
  Basil, Switzerland
Monique Tessier. . . . . . . . .        700,000                 4.3%
  65 Fletcher Crescent
  Winnipeg, Manitoba Canada R3T OK9
Robert Tessier . . . . . . . . .        700,000                 4.3%
  65 Fletcher Crescent
  Winnipeg, Manitoba Canada R3T OK9
Manatee Investments. . . . . . .      1,300,000                 7.9%
  P.O. Box 1790 Cayman Overseas
  Bank & Trust
  Grand Cayman BWI
All directors and executive officers
  as a group (4 persons) . . . .      1,830,000(8)             10.8%

    * Director
   ** Unless otherwise indicated in the footnotes below, the Company has been advised that each person has sole voting power and dispositive power over the shares indicated above.

(1) As of June 21, 1996, there were 16,431,100 shares of Common Stock outstanding, which figure takes into consideration the 6,000,000 shares issued to the Selling Stockholders. Additionally, certain officers and directors hold certain warrants and/or stock options to purchase 530,000 shares of Common Stock which are currently exercisable, subject only to the Company being included on the Nasdaq Stock Market. Further, certain principal stockholders hold certain convertible debentures and warrants that may be converted into 15,200,000 shares of Common Stock. Therefore, for purposes of the table above, as of the date hereof, 32,161,100 shares of Common Stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. See "Prospectus Summary The Offering."
     Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of June 21, 1996 and assumes the exercise of warrants and/or options held by such person (but not by anyone else) exercisable within sixty days.
(2) Includes 50,000 shares which may be acquired by Mr. Bampton pursuant to the exercise of warrants and/or stock options exercisable within sixty days at the exercise price of $2.50 per share.
(3) Includes 170,000 shares which may be acquired by Mr. Cartmel pursuant to the exercise of warrants and/or stock options exercisable within sixty days at the exercise price of $2.50 per share.
(4) Includes 175,000 shares which may be acquired by Mr. Fitzpatrick pursuant to the exercise of warrants and/or stock options exercisable within sixty days at the exercise price of $2.50 to $5.75 per share.
(5) Includes 135,000 shares which may be acquired by Mr. Rosenberg pursuant to the exercise of warrants and/or stock options exercisable within sixty days at the exercise price of $5.75 per share.
(6) Includes 15,200,000 shares which may be acquired by Regis Investments Company Limited pursuant to the conversion of a convertible debenture and exercise of related warrants exercisable within sixty days at the exercise price of $.03 per share.
(7) A Selling Stockholder whose shares are held in escrow pending the effectiveness of this Prospectus, at which time the respective shares will be delivered to the stockholder upon the payment to the Company of the purchase price of the shares.
(8) Includes 530,000 shares which may be acquired by the Company's directors or executive officers within sixty days pursuant to the exercise of warrants and/or stock options at various prices.

                           SELLING STOCKHOLDERS

  On April 24, 1996, the Company entered into a private transaction whereby the Company agreed to sell to six entities (the "Selling Stockholders") an aggregate of 6,000,000 shares of authorized but previously unissued shares of Common Stock for the purchase price of $10.00 per share. This transaction was not registered under the Securities Act of 1933, as amended, and therefore the shares of Common Stock issued pursuant to this transaction are deemed "restricted securities." As a provision of the private sale of the 6,000,000 shares, the Company agreed to file a registration statement with the Securities and Exchange Commission for the purpose of registering the 6,000,000 shares. This Prospectus, which is part of the Company's registration statement, relates to the offer of the 6,000,000 shares by the Selling Stockholders into the public market.

  The 6,000,000 shares have been issued and delivered to an escrow account to be held pending the effectiveness of the registration statement to which this Prospectus is a part. Upon the effectiveness of the registration statement and payment by the Selling Stockholders to the Company of the $60,000,000 representing the purchase price of the Shares, the 6,000,000 shares will be delivered to the respective Selling Stockholders. In the event for any reason that the registration statement does not become effective or the Selling Stockholders do not deliver the $60,000,000 to the Company, the 6,000,000 shares will be returned to the Company for cancellation on the Company's stock transfer records.

  The following table sets forth as of the date hereof, certain information regarding the beneficial ownership of the Company's Common Stock by each Selling Stockholder. Except as otherwise noted, the stockholders shown in the table have sole voting and investment power with respect to the securities. These Selling Stockholders are presented together in this table for convenience of presentation only.

                                    Securities                Securities to be
                                Beneficially Owned            Beneficially Owned
                               Prior to Offering(1)           After Offering(1)
                                                   Securities
            Name                  Number Percentage  Offered   Number Percentage
Caledonian Trading Corporation  1,000,000   6.1%    1,000,000    -0-         0%
Eagle Technology Corporation .  1,000,000   6.1%    1,000,000    -0-         0%
Falcon Commercial Enterprises
   Limited . . . . . . . . . .  1,000,000   6.1%    1,000,000    -0-         0%
Falcon Sales Corporation . . .  1,000,000   6.1%    1,000,000    -0-         0%
Protex International Limited .  1,000,000   6.1%    1,000,000    -0-         0%
Westminster Computer Services
   Limited . . . . . . . . . .  1,000,000   6.1%    1,000,000    -0-         0%

(1) Computations of percentages (i) do not give effect 2,761,054 shares of Common Stock issuable upon exercise of various warrants and stock options held by certain individuals at various prices, (b) 15,200,000 shares of Common Stock issuable upon conversion of certain "Convertible Debentures" at the present exercise price of $.03 per share, or (c) additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future. See ""Description of Securities", and "Risk Factors - Additional Dilution." Assumes maximum amount of securities offered are sold.

                         DESCRIPTION OF SECURITIES

Common Stock

  The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share, of which 16,431,100 shares are issued and outstanding as of the date hereof, including the 6,000,000 shares of Common Stock being offered by the Selling Stockholders.

  All shares of Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company.

  Stockholders of the Company have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and non-assessable.

  As permitted by the provisions of the Idaho General Business Corporation Law (the "Idaho Code"), the Company has the power to indemnify any officer or director who, in their capacity as such, is made or threatened to be made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under the By-Laws, any agreement, vote of stockholders or disinterested directors or otherwise. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents.

  Also pursuant to the Idaho Code, a corporation may set forth in its articles of incorporation a provision eliminating or limiting in certain circumstances the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. These provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 30-1-48 of the Idaho Code (relating to the declaration of dividends and purchase or redemption of shares in violation of the Idaho Code); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not limit the right of the corporation or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief, which remedies may not be effective in all cases.

Convertible Debentures

  In March 1994, the Company issued to Regis Investments Company Limited ("Regis") a convertible debenture in the face amount of $175,000 with an interest rate of ten percent (10%) per annum (the "Debenture"). The Debenture was issued by the Company in consideration for monies advanced to the Company by Regis. The Debenture provides for the holder to convert up to the full face amount of the Debenture into shares of the Company's authorized but unissued Common Stock at the conversion price of Three Cents ($.03) per share. Each share issued upon conversion of all or a portion of the Debenture include an "A" and a "B" share purchase warrant. Each "A" and each "B" share purchase warrant entitles the holder to acquire one additional share of the Company's authorized but unissued Common Stock at the conversion price of Three Cents ($.03) per share. Each "A" and each "B" share purchase warrant is valid and may be converted into Common Stock for a period of two years following issuance. As of the date hereof, $69,000 of the Debenture have been converted into a total of 2,300,000 shares of Common Stock, 2,300,000 "A" share purchase warrants and 2,300,000 "B" share purchase warrants. If the balance of the Debenture and all the "A" and "B" share purchase warrants are converted into Common Stock, an additional 15,200,000 shares of Common Stock may be issued at the price of $.03 per share. See "Risk
Factors Additional Dilution" and "Shares Eligible for Future
Sales."

Stock Purchase Warrants

  From May 1994 through November 1995, the Company has granted an aggregate of 1,532,000 stock purchase warrants to various individuals, consultants, directors and officers of the Company. None of these stock purchase warrants have been registered under the Act. These warrants were granted in consideration for services rendered or beneficial contributions provided to the Company and/or for the expectation of future contributions to the success of the Company. The stock purchase warrants were issued to a total of thirty-six individuals or organizations at exercise prices ranging from $2.50 to $6.00, which represented the fair market value of the Common Stock at the time of grant, and for periods ranging from four to five years. The stock purchase warrants are conditional upon the Company having its Common Stock listed on the Nasdaq Stock Market and the Company reserves the right to include the shares underlying the warrants in a future registration statement by the Company at such time Board of Directors deems suitable. As of the date hereof, none of the stock purchase warrants have been exercised. If all of the stock purchase warrants are exercised, an additional shares of Common Stock may be issued at prices ranging from $2.50 to $6.00 per share. See "Risk Factors Additional Dilution" and "Principal Stockholders."

Directors' Stock Options

  In May, 1994, the Company issued an aggregate of 360,000 stock options to three of its directors (120,000 options each). Each option is exercisable at any time prior to May 2000, unless extended by the Company for an additional five years, and entitles the holder to purchase one share of the Company's authorized but unissued Common Stock at the option price of $2.50 per share. As of the date hereof, none of the options have been exercised. If all of the options are exercised, an additional 360,000 shares of Common Stock may be issued at the price of $2.50 per share. See "Risk Factors Additional Dilution" and "Principal Stockholders."

Miscellaneous

  All of the shares of Common Stock to be issued upon conversion of the stock purchase warrants, directors' stock options and convertible debentures will be deemed restricted securities as defined by Rule 144 of the Act.

  In June 1995, the Company initiated a private placement for 1,000,000 units at the offering price of $1.70 per unit, with each unit consisting of one share of Common Stock and one warrant entitling the holder to acquire one additional share of Common
Stock at the exercise price of $1.70 per share.   It was the intent
of this private placement to raise funds periodically to finance the development of the Company. All 1,000,000 shares have been placed and a total of 130,946 additional shares have been issued upon the exercise of warrants. As of March 31, 1996, 869,054 warrants are still outstanding, which warrants will expire in June 2000.

  In November 1995, the Company initiated a second private placement for 1,000,000 units at the offering price of $5.00 per unit, each unit consisting of one shares of Common Stock and two warrants entitling the holder to acquire two additional shares of Common Stock at the exercise price of $5.00 per share for the first two years after issuance, and $6.00 per share for the subsequent three years. As of the date hereof, no shares have been issued pursuant to this private placement.

  In March 1996, the Company authorized 1,000,000 stock options for the possible future allocation to an individual and his associates for their services related to acquiring financing for the Company and for assisting in the completion of certain projects on behalf of the Company. These options are exercisable at $6.00 per share, with no expiration date, and are issuable at the discretion of the Board of Directors. As of the date hereof, no options have been issued.

  In October 1995, the Company authorized a convertible debenture which allows for the issuance of up to 900,000 shares of Common Stock and attached warrants to various individuals and companies in connection with the acquisition of CWH technology, expertise and operations. The conversion price is set at $3.00 per share and warrant. As of March 31, 1996, no shares have been issued pursuant to this debenture.

Transfer Agent and Warrant Agent

  The transfer agent and registrar for the Common Stock is Interstate Transfer Company, 56 West 400 South, Suite 260, Salt
Lake City, Utah 8410.

                           PLAN OF DISTRIBUTION

  Following the date of this Prospectus, the Selling Stockholders will be able to sell Common Stock covered hereunder from time to time in one or more transaction in market transaction at the then prevailing market prices and terms, or in negotiated transactions or otherwise, and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares of Common Stock from time to time, as might be permitted under Rule 144 promulgated under the Act. As of the date hereof, the Company has not been advised when, or even whether the Selling Stockholders intend to sell such securities.

                      SHARES ELIGIBLE FOR FUTURE SALE

  The Shares Offered hereby will be freely tradeable without restriction or further registration under the Act, except for any Common Stock held by or purchased by an "affiliate" (as defined under the Act) of the Company. As of the date hereof, approximately 14,286,022 shares of Common Stock (including the 6,000,000 shares issued to the Selling Stockholders) held by the Company's current stockholders will constitute "restricted securities" within the meaning of Rule 144 under the Act and may be sold only pursuant to an effective registration statement under the Act or an applicable exemption, including an exemption under Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as shares acquired from the issuer or an affiliate in a non-public transaction) for at least two years, as well as any person who purchases unrestricted shares in the open market who may be deemed an "affiliate" of the issuer, is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares, or (ii) the average weekly trading volume in the shares during the four calendar weeks preceding each such sale. A person who is not deemed to be an "affiliate" of the issuer and who has held restricted shares for at least three years would be entitled to sell such shares without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales of substantial amounts of restricted shares, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

  Beginning 90 days from the date of this Prospectus and during the 90 days immediately thereafter, in addition to the 6,000,000 shares offered hereby and 2,145,078 tradeable shares of Common Stock outstanding prior to the Offering, an additional 1,640,000 shares of Common Stock may be sold under Rule 144 of the Act subject to the volume and other restrictions of Rule 144. Beginning 180 days from the date of this Prospectus and during the 180 days immediately following, an additional 2,900,000 shares of Common
Stock may be sold subject to the volume and other restrictions of Rule 144. The remaining 3,746,022 shares held by existing stockholders will become eligible for sale at various times over a period of less than two years, also under the provisions of Rule 144.

  In addition to the above, holders of certain Convertible Debentures may, at their discretion, currently convert their Debentures into an aggregate of 15,200,000 shares of the Company's Common Stock, which shares, commencing 90 days from the date of this Prospectus, would be immediately tradeable in the public market pursuant to the terms and volume limitations of Rule 144.

  Prior to this Offering, there has been a limited public market for the Common Stock and no predictions can be made of the effect, if any, that sales of the Common Stock under Rule 144 or the availability of the Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 could subsequently adversely affect the market price of the Common Stock.

                               LEGAL MATTERS

  Legal matters in connection with this Offering including the validity of the Shares, offered hereby will be passed upon for the Company by Leonard E. Neilson, Attorney at Law, P.C., 1121 East 3900 South, Suite C-200, Salt Lake City, Utah 84124. Mr. Neilson is also the beneficial owner of 7,000 shares of the Company's Common Stock, and 5,000 stock purchase warrants entitling him to purchase up to 5,000 shares of Common Stock at the purchase price of $2.50 per share prior to May 31, 1999.

                                  EXPERTS

  The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by Jones, Jensen and Company, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered, reference is hereby made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus concerning the contents or provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 410 17th Street, Suite 700, Denver, Colorado 80202, 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Commission, upon payment of prescribed fees.




                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors
VentureTech, Inc.
(A Development Stage Company)
San Francisco, California

We have audited the accompanying consolidated balance sheets of VentureTech, Inc. (a development stage company) as of March 31, 1996 and December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the periods ended March 31, 1996 and December 31, 1995, 1994, and 1993 and from inception on January 1, 1986 through March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of VentureTech, Inc.
(a development stage company) as of March 31, 1996 and December 31, 1995 and 1994 and the results of their operations and their cash flows for the periods ended March 31, 1996 and December 31, 1995, 1994, and 1993 and from inception on January 1, 1986 through March 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 5 to the financial statements, the company is a development stage company with no significant operating results to date, there is substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
June 9, 1996

                               VENTURETECH, INC.
                        (A Development Stage Company)
                         Consolidated Balance Sheets


                                      ASSETS

                                      March 31,     December 31,   December 31,
                                        1996           1995           1994
CURRENT ASSETS

  Cash and cash equivalents         $   14,737      $   2,782       $   1,120
  Tax refund receivables (Note 6)         -             6,025            -
  Note receivable - related
    party (Note 3)                     200,000           -               -

     Total Current Assets              214,737          8,807           1,120

PROPERTY AND EQUIPMENT (Note 2)        136,055        104,180            -

OTHER ASSETS

  Investment (Note 10)                 158,112           -            250,000
  License fees (Note 11)             2,250,000           -               -

     Total Other Assets              2,408,112           -            250,000

     TOTAL ASSETS                   $2,758,904      $ 112,987       $ 251,120

                                 VENTURETECH, INC.
                          (A Development Stage Company)
                     Consolidated Balance Sheets (Continued)


                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                   March 31,    December 31, December 31,
                                      1996        1995          1994

CURRENT LIABILITIES

  Accounts payable               $   25,336   $  22,286      $  11,122
  Interest payable                   32,084      27,709           -
  Unearned revenue (Note 14)        550,000        -              -
  Related party payables (Note 3)      -         31,946         20,417
  License fees payable            1,650,000        -              -

     Total Current Liabilities    2,257,420      81,941         31,539

CONVERTIBLE DEBENTURE (Note 4)      175,000     175,000        175,000

STOCKHOLDERS' EQUITY (DEFICIT)

  Common stock; 100,000,000 shares
   authorized of $0.001 par value,
   8,131,100, 7,591,928 and
   3,800,154 shares issued and
   outstanding, respectively          8,131       7,592         3,800
  Additional paid-in capital      2,264,002   1,347,881       412,896
  Deficit accumulated during the
   development stage             (1,945,649) (1,409,349)     (372,115)
  Foreign currency translation
   adjustment (Note 7)                 -        (90,078)         -

     Total Stockholders'
       Equity (Deficit)             326,484    (143,954)       44,581

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY
       (DEFICIT)                 $2,758,904   $ 112,987     $ 251,120

                                VENTURETECH, INC.
                         (A Development Stage Company)
                     Consolidated Statements of Operations

                                                                      From
                                                                  Inception on
                    For the Three                                  January 1,
                    Months Ended       For the Years Ended       1986 Through
                      March 31,             December 31,             March 31,
                       1996        1995        1994        1993         1996

REVENUE              $   -      $   -       $   -      $    -      $     5,645

EXPENSES

  Research and
    development         -           -           -           -           50,215
  General and
    administrative   494,402     906,518      29,190      15,200     1,728,464
  Depreciation        3,316         -           -           -            3,316

     Total Expenses 497,718      906,518      29,190      15,200     1,781,995

     NET INCOME (LOSS)
      FROM OPERATIONS
                   (497,718)    (906,518)    (29,190)    (15,200)   (1,776,350)

OTHER INCOME (EXPENSE)

  Interest expense   (4,375)     (27,709)       -           -          (32,084)

    Total Other
    Income (Expense) (4,375)     (27,709)       -           -          (32,084)

INCOME (LOSS) BEFORE LOSS
 FROM DISCONTINUED
 OPERATIONS AND PROVISION
 FOR INCOME TAXES   502,093)    (934,227)    (29,190)    (15,200)   (1,808,434)

LOSS FROM DISCONTINUED
 OPERATIONS         (34,207)    (103,008)       -           -         (137,215)

INCOME TAXES (BENEFIT) -            -           -           -             -

NET INCOME (LOSS) $(536,300) $(1,037,235)  $ (29,190)  $ (15,200)  $(1,945,649)

INCOME (LOSS) PER
  SHARE           $   (0.07) $     (0.25)  $   (0.01)  $   (0.01)  $     (0.37)

WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING      7,591,928    4,177,136   3,695,920   1,960,154    2,161,325

                                VENTURETECH, INC.
                         (a Development Stage Company)
           Consolidated Statements of Stockholders' Equity (Deficit)

                                                                       Deficit
                                                                     Accumulated
                                                         Additional   During the
                                     Common Stock          Paid-in   Development
                                  Shares      Amount       Capital      Stage
Balance at
 January 1, 1986                 278,692   $     279    $    (279)    $    -

Assessment of existing
 shareholders to increase
 paid-in capital                    -           -           8,722          -

Net loss for the year ended
 December 31, 1987                  -           -            -           (8,722)

Balance,
 December 31, 1987               278,692         279        8,443        (8,722)

Stock issued to an individual
 who became an officer and
 director for services
 performed to acquire rights
 to Harvard Medical Project
 on July 13, 1988 recorded at
 predecessor cost of $0.00 per
 share                        1,188,889        1,189       (1,189)         -

Stock issued to Spartan
 Medical Corporation to
 acquire rights to the Harvard
 Medical Project on
 November 1, 1988 recorded at
 predecessor cost of $0.00 per
 share                          200,000          200         (200)         -

Net loss for the year ended
 December 31, 1988                 -            -            -           (5,644)

Balance,
 December 31, 1988            1,667,581    $   1,668    $   7,054     $ (14,366)

                                VENTURETECH, INC.
                         (a Development Stage Company)
     Consolidated Statements of Stockholders' Equity (Deficit) (Continued)

                                                                       Deficit
                                                                     Accumulated
                                                         Additional   During the
                                   Common Stock           Paid-in    Development
                                Shares      Amount        Capital       Stage

Balance forward               1,667,581    $   1,668        7,054    $ (14,366)
Stock issued for services
 at an average price of
 $0.21 per share                 61,667           62       12,638         -

Stock issued for cash in
 private placements at an
 average price of $2.48          98,005           98      242,502         -

Stock offering costs offset
 against paid-in capital           -            -         (93,687)        -

Net loss for the year ended
 December 31, 1989                 -            -            -        (134,399)

Balance,
 December 31, 1989            1,827,253        1,828      168,507     (148,765)

Stock issued for services
 valued at $0.06 per share       19,301           19        1,140         -

Stock issued to an individual
 for services valued at
 $12.00 per share                 1,667            1       19,999         -

Stock issued to individuals
 for $3.92 per share             11,933           12       46,788         -

Net loss for the year ended
 December 31, 1990                 -            -            -        (174,522)

Balance,
 December 31, 1990            1,860,154    $   1,860    $ 236,434    $(323,287)

                                VENTURETECH, INC.
                         (a Development Stage Company)
            Statements of Stockholders' Equity (Deficit) (Continued)
                                                                      Deficit
                                                                    Accumulated
                                                        Additional    During the
                                     Common Stock        Paid-in     Development
                                  Shares      Amount     Capital        Stage

Balance forward               1,860,154    $   1,860    $ 236,434    $(323,287)

Stock issued to Ballater, Ltd. in
 exchange for services recorded
 at predecessor cost of $0.00 per
 share                          100,000          100         (100)        -

Net loss for the year ended
 December 31, 1991                 -            -            -          (2,457)

Balance, December 31, 1991    1,960,154        1,960      236,334     (325,744)

Debt converted into additional
 paid-in capital by
 Park Avenue, Inc.                 -            -          45,750         -

Debt converted into additional
 paid-in capital by
 stockholder                       -            -          12,400         -

Net loss for the year ended
 December 31, 1992                 -            -            -          (1,981)

Balance, December 31, 1992    1,960,154        1,960      294,484     (327,725)

Common stock issued in settlement
 of debt at $0.012 per share  1,500,000        1,500       16,252         -

Net loss for the year ended
 December 31, 1993                 -            -            -         (15,200)

Balance, December 31, 1993    3,460,154        3,460      310,736     (342,925)

Common stock issued for cash
 at $0.50 per share             340,000          340      169,660         -

Stock issuance costs               -            -         (67,500)        -

Net loss for the year ended
 December 31, 1994                 -            -            -         (29,190)

Balance, December 31, 1994    3,800,154    $   3,800    $ 412,896    $(372,115)

                                VENTURETECH, INC.
                         (A Development Stage Company)
           Consolidated Statements of Stockholders' Equity (Deficit)


                                                       Additional
                                   Common Stock         Paid-in      Accumulated
                                Shares      Amount      Capital        Deficit

Balance, December 31, 1994    3,800,154    $  3,800     $412,896   $  (372,115)

Common stock issued to acquire
 Tessier Resources Ltd.       3,200,000       3,200      (80,856)         -

Debt converted into additional
 paid-in capital                   -           -          10,417          -

Common stock issued in settlement
 of debt at $1.70 per share     591,774         592    1,005,424          -

Net loss for the year ended
 December 31, 1995                 -           -            -       (1,037,234)

Balance, December 31, 1995    7,591,928       7,592    1,347,881    (1,409,349)

Common stock issued in
 settlement of debt at $1.70
 per share                      539,172         539      916,121          -

Net loss for the three months
 ended March 31, 1996              -           -             -        (536,300)

Balance, March 31, 1996       8,131,100    $  8,131    $2,264,002  $(1,945,649)

                                VENTURETECH, INC.
                         (A Development Stage Company)
                     Consolidated Statements of Cash Flows            From
                                                                    Inception on
                      For the Three                                  January 1,
                      Months Ended       For the Years Ended       1986 Through
                        March 31,             December 31,           March 31,
                           1996       1995       1994       1993        1996
CASH FLOWS FROM
 OPERATING ACTIVITIES

  Net income (loss)   $ (536,300) $(1,037,234) $ (29,190) $(15,200) $(1,945,649)
  Adjustments to
   reconcile netIncome
   (loss) to net cash:
   Common stock issued
   for services             -             400       -         -          34,259
  Depreciation             3,316       25,783       -         -          29,099
  Loss on sale of
   investments              -            -          -         -          20,390
  Changes in assets and
   liabilities: (Increase)
   decrease in accounts
   receivables and related
   receivables              -          (6,025)      -         -          (6,025)
  (Increase) decrease
   note receivable      (200,000)        -          -         -        (200,000)
  Increase (decrease)
   deferred revenue      550,000         -          -         -         550,000
  Increase (decrease) in
   accounts payable and
   other current
   liabilities            24,710       60,819      2,689    (2,753)     114,873

     Net Cash Used
       by Operating
       Activities       (158,274)    (956,257)   (26,501)  (17,953)  (1,403,053)

CASH FLOWS FROM
  INVESTING ACTIVITIES

  Purchase of investments (7,061)        -      (250,000)     -        (282,366)
  Sale of investments       -            -          -         -           7,110
  Purchase of fixed
   assets               (139,370)     (51,320)      -         -        (190,690)
  Disposal of fixed assets  -           3,223       -         -           3,223
  Purchase of license
   fees                 (600,000)        -          -         -        (600,000)

     Net Cash Used by
       Investing
       Activities       (746,431)     (48,097)  (250,000)     -      (1,062,723)

CASH FLOWS FROM
  FINANCING ACTIVITIES

  Issuance of convertible
   debenture                -            -       175,000      -         175,000
  Conversion of debt
   to equity                -            -          -       17,752       75,902
  Proceeds from notes
   payable               916,660    1,006,016       -         -       1,922,676
  Common stock issued
   for cash                 -            -       102,500      -         298,213
  Shareholder assessment    -            -          -         -           8,722

    Net Cash Provided by
     Financing
     Activities         $916,660   $1,006,016 $  277,500  $ 17,752  $ 2,480,513

                                VENTURETECH, INC.
                         (A Development Stage Company)
               Consolidated Statements of Cash Flows (Continued)

                                                                       From
                                                                   Inception on
                     For the Three                                  January 1,
                      Months Ended        For the Years Ended      1986 Through
                        March 31,              December 31,           March 31,
                         1996         1995        1994        1993       1996

NET INCREASE (DECREASE)
 IN CASH                $ 11,955   $  1,662    $   999     $  (201) $    14,737

CASH AT BEGINNING OF
 PERIOD                    2,782      1,120        121         322         -

CASH AT END OF PERIOD   $ 14,737   $  2,782    $ 1,120     $   121  $    14,737


SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

  Interest              $    -     $     -     $    -      $   -    $     -
  Income taxes          $    -     $     -     $    -      $   -    $     -

NON CASH FINANCING ACTIVITIES:

  Conversion of debt into
   additional paid-in
   capital              $   -      $   10,417  $    -      $  -      $   75,902
  Common stock issued in
   settlement of debt   $916,660   $1,006,016  $    -      $17,752   $1,922,676

                              VENTURETECH, INC.
                       (A Development Stage Company)
              Notes to the Consolidated Financial Statements
               March 31, 1996 and December 31, 1995 and 1994

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

    The consolidated financial statements presented are those of VentureTech, Inc.

    VentureTech, Inc. (VTI) was incorporated on July 17, 1948 under the laws of the State of Idaho. VTI has had limited activity since the mid 1950's and is considered a development stage company because no significant revenues have been realized and planned principal operations have not yet commenced. The Company is engaged in the development, acquisition and licensing of certain computer based technology designed to ultimately offer a full range of casino style gaming, entertainment, information and financial transaction services over the world-wide Internet. The Company intends to establish a series of multi-cultural/multi-ethnic virtual casinos over the Internet from authorized locations around the world.

    Tessier Resources Ltd (TRL) was incorporated on September 24, 1990 under the laws of the Province of Manitoba. TRL is currently engaged in the research and development of an apparatus for removing ice and is considered a development stage company because no significant revenues have been realized and planned principal operations have not yet commenced.

    On March 17, 1995, VentureTech, Inc. (VTI) acquired all of the outstanding common stock of Tessier Resources Ltd. (TRL) in exchange for $250,000 and 3,200,000 shares of VTI's common stock.

    Pulverizer Systems, Inc. (PSI) was incorporated on January 10, 1994 under the laws of the Province of Manitoba. PSI was organized for the purpose of marketing TRL's snow and ice removal machines. PSI is considered a development stage company as no significant revenues have been realized and planned principal operations have not yet commenced.

    On March 13, 1996, VentureTech, Inc. (VTI) spun off Tessier Resources, Ltd, to Kaniksu Ventures, Inc. (Kaniksu) retaining a minority interest in KVI. The financial statements presented are consolidated at December 31, 1995 and show the investment in KVI at March 31, 1996 carried at cost.

    Cybernet Currency Clearing, Inc. (CCC) was incorporated on August 23, 1995 as a foreign corporation to provide encoding protection for secure Internet transactions. CCC is considered a development stage company because no revenues have been realized and planned principal operations have not yet begun.

    Euro Asian E-Casinos, Inc (E-Casinos) was incorporated on April 18, 1996 as a foreign corporation to own and operate full service gaming casinos on the internationally accessible Internet. E-Casinos is considered a development stage company because no revenues have been realized and planned principal operations have not yet begun.

                             VENTURETECH, INC.
                       (A Development Stage Company)
              Notes to the Consolidated Financial Statements
               March 31, 1996 and December 31, 1995 and 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a. Accounting Method

    The Company's financial statements are prepared using the accrual method of accounting.

    b. Loss Per Share

    The computation of loss per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Common stock equivalents are anti-dilutive.

    c. Provision for Taxes

    At March 31, 1996, the Company has net operating loss carryforwards of approximately $1,842,000 that may be offset against future taxable income through 2010. No tax benefit has been reported in the 1996 financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards will be offset by a valuation allowance of the same amount.

    d. Cash and Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    e. Principles of Consolidation

    The December 31, 1995 and 1994 consolidated financial statements include those of VentureTech, Inc. and its wholly-owned subsidiaries, Tessier Resources Ltd. and Pulverizer Systems, Inc. All significant intercompany accounts and transactions have been eliminated. The March 31, 1996 financial statements are consolidated with CCI and E-Casinos.

    f.  Property and Equipment

    Office equipment is recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation of office equipment is computed using the declining balance method over the estimated useful life of the asset. Depreciation expense for the period ended March 31, 1996 and the years ended December 31, 1995 and 1994 was $3,316 and $25,783 and $-0-, respectively.

    Machinery and equipment consists of costs of materials and contract services provided in connection with the construction of two snow and ice removal machines. Depreciation of machinery and equipment is computed using the straight line method over the estimated useful life of the asset. Depreciation expense for the years ended December 31, 1995 and 1994 was $25,245 and $569, respectively.

                              VENTURETECH, INC.
                       (A Development Stage Company)
              Notes to the Consolidated Financial Statements
               March 31, 1996 and December 31, 1995 and 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Property and equipment consists of the following:

                                     March 31,      December 31,   December 31,
                                        1996            1995          1994

         Machinery and equipment    $    -         $   128,922    $     -
         Office equipment             139,371            1,041          -
         Accumulated depreciation      (3,316)         (25,783)         -

         Net Equipment              $ 136,055      $   104,180    $     -

NOTE 3 - RELATED PARTY TRANSACTIONS

    On March 31, 1996, the Company issued 539,172 shares of its common stock in consideration of money owed to a related party. At the date of issuance $916,660 was owed (Note 13).

    As of March 31, 1996, the Company was owed $200,000 from a related party. The note is non-interest bearing and is due upon demand.

    On December 31, 1995, the Company issued 210,888 shares of its common stock in consideration of money owed to a related party. At the date of issuance $358,510 was owed (Note 13).

    On October 31, 1995, the Company issued 380,886 shares of its common stock in consideration of money owed to a related party. At the date of issuance $647,506 was owed (Note 13).

    The Company has granted 570,000 of the 1,452,000 warrants to officers and directors of the Company (Note 13).

    The Company has received advances from certain officers, directors, shareholders and others in order to pay operating expenses of the Company. As of December 31, 1995, and December 31, 1994, $31,946 and $49,741, respectively, was owed by the Company as a result of these advances.

    On May 14, 1994, officers and directors of the Company were issued stock options to purchase 120,000 shares of the Company's common stock at $2.50 per share. No compensation expense has been recorded as the option price exceeded the fair market value of the shares when the options were issued.

    On November 1, 1993, the Company issued 1,500,000 shares of its common stock in consideration of money owed to a related party. At the date of conversion $17,752 was owed.

                              VENTURETECH, INC.
                       (A Development Stage Company)
              Notes to the Consolidated Financial Statements
               March 31, 1996 and December 31, 1995 and 1994

NOTE 4 - CONVERTIBLE DEBENTURE

    In March of 1994, the Company issued a $175,000 fixed and floating convertible debenture. The debenture bears interest at 10% per annum.
    The debenture is convertible into common stock at a rate of $0.03 per share. The debenture carries "A" and "B" warrants to purchase additional shares of the Company's common stock. The terms of the warrants are also $0.03 per share. There is no time limit associated with the debenture; however, the warrants are exercisable only within two years of the initial share conversion.

NOTE 5 - GOING CONCERN

    The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from its inception through March 31, 1996. The Company does not have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek additional financing through private placements of its common stock.

NOTE 6 - TAX REFUND RECEIVABLES

    As of December 31, 1995 the Company had investment and goods and services tax refund receivables of $6,025. The investment tax refunds are calculated based on research and development costs incurred during the respective period. The goods and services tax refunds are based on tax paid on goods purchased and services provided during the respective period.

NOTE 7 - FOREIGN CURRENCY TRANSLATION ADJUSTMENT

    Assets and liabilities of foreign operations have been translated into U.S. dollars at current, weighted-average and historical rates of exchange. Gains or losses on such translations are reflected as currency translation adjustments in stockholders' equity. Income and expense accounts have been translated into U.S. dollars at weighted-average rates of exchange.

NOTE 8 - STOCK TRANSACTIONS

    On March 31, 1996, the Company issued 539,172 shares of its common stock in settlement of debt, valued at $1.70 per share (Note 3, 13).

    On December 31, 1995, the Company issued 210,888 shares of its common stock in settlement of debt, valued at $1.70 per share (Note 3, 13).

    On October 31, 1995, the Company issued 380,886 shares of its common stock in settlement of debt, valued at $1.70 per share (Note 3, 13).

                               VENTURETECH, INC.
                        (A Development Stage Company)
               Notes to the Consolidated Financial Statements
                March 31, 1996 and December 31, 1995 and 1994

NOTE 8 -                        STOCK TRANSACTIONS (Continued)

    During 1994, the Company issued 340,000 shares of its common stock for cash, at $0.50 per share. The Company incurred costs of $67,500 in connection with the stock offering which were offset to additional paid-in capital (Note 4).

    In November 1993, the Company issued 1,500,000 shares of its common stock in settlement of debt, valued at $0.012 per share (Note 3).

NOTE 9 -                        DISCONTINUED OPERATIONS

    On March 14, 1996 the Company spun off its subsidiary, Tessier Resources, LTD. to a public shell, Kaniksu Ventures, Inc. (Kaniksu). The financial statements have been restated to reflect this transaction.

NOTE 10 -                       INVESTMENT

    The investment represents a minority interest in Kaniksu after conversion of the convertible debenture. This investment came as a result of the spin off of Tessier Resources, Ltd. Kaniksu gave the Company a convertible debenture valued at $3,000,000 in exchange for all of the issued and outstanding stock of Tessier Resources, Ltd. The debenture will mature in four (4) years and does not carry any interest. The debenture will be convertible at anytime before repayment into an aggregate of 2,000,000 shares of authorized but previously issued unissued shares of Kaniksu common stock at a conversion price of $1.50 per share. The investment is being carried at its predecessor cost of $158,112.

NOTE 11 -                       LICENSE FEES

    The fees are amounts paid for software licenses and the rights to use the software related to the Company's conduct of its Internet related gaming.

    CasinoWorld Holdings, Ltd. (CasinoWorld)               $2,000,000
    AlphaCom Data Security Services, Inc. (AlphaCom)          250,000

         Total                                             $2,250,000

    The CasinoWorld fee will be amortized over a period of 10 years. The AlphaCom fee will be amortized over a period of 30 years.
    Amortization will begin when operations commence.

NOTE 12 -                       COMMITMENTS AND CONTINGENCIES

    The Company currently has signed license agreements with two companies
    (See Note 11) which have revenue sharing provisions. The first, CasinoWorld requires that the Company commit not less than $1,000,000 to promote its web site to clients in jurisdictions where Internet-based gambling is legal and pay CasinoWorld two thirds (2/3's) of the gross revenues generated by the Company after winnings and payouts at its website.
    The second, AlphaCom requires ongoing payments of 10% of the Company's net revenues which will be generated using AlphaCom's security software.

    Presently all building leases are month-to-month.

                               VENTURETECH, INC.
                        (A Development Stage Company)
               Notes to the Consolidated Financial Statements
                March 31, 1996 and December 31, 1995 and 1994

NOTE 13 - DILUTIVE INSTRUMENTS

    In June 1995 the Company initiated a private placement for 1,000,000 shares of its common stock with accompanying 1,000,000 warrants at $1.70 per share and warrant. As of March 31, 1996, the Company has issued 1,000,000 shares associated with this placement as well as 130,986 shares from the exercise of the warrants. As of March 31, 1996, 869,014 warrants are still outstanding. The remaining warrants expire in June 2000.

    In November 1995, the Company initiated a private placement for 1,000,000 shares of its common stock at an issue price of $5.00 per share. There are also 2,000,000 warrrants attached. The warrants are exercisable at $5.00 per share for the first two years, and $6.00 per share for the next three years. As of March 31, 1996 no shares have been issued pursuant to this private placement.

    In October 1995, the Company authorized a debenture instrument which allows for the issuance of up to 900,000 shares and attached warrants to various individuals and companies in connection with the acquisition of CasinoWorld technology, expertise and operations. The stock issuance price is set at $3.00 per share and warrant. As of March 31, 1996, no shares have been issued pursuant to this debenture.

    In March 1996, the Company authorized 1,000,000 stock options for possible future allocation to an individual and his associates for their services in raising funds and completing projects for the Company. Issuance of these stock options are at the discretion of the Company's Board of Directors.
    The options are exercisable at $6.00 per share with no time limit associated with the allocation.

    Over the period of May 1994 through November 1995, the Company granted 1,532,000 warrants to certain individuals, consultants, Directors and Officers of the Company. These warrants were granted for services or beneficial contributions provided to the Company and/or for the expectation of future contributions to the success of the Company. The warrants were issued to thirty-five individuals or organizations at exercise prices ranging from $2.50 to $5.75, which represented the fair market value of the stock at the time of grant, and for periods ranging from four to five years. The warrants will be issued to these individuals or organizations pursuant to a warrant agreement with the Company. The
    Company intends to register the shares underlying these warrants at a time deemed suitable by management. The warrants are conditional upon the Company achieving its listing with the NASDAQ stock exchange.

NOTE 14 - UNEARNED REVENUE

    On February 15, 1996 the Company entered into an agreement to provide research and development services related to its Internet expertise. In connection with the agreement, the Company was paid $550,000. The
    Company is required to report the results of its research within a one
    (1) year period. As of March 31, 1996, the Company had not completed any of the research and development, accordingly the revenue is deferred in the accompanying financial statements.

                              VENTURETECH, INC.
                        (A Development Stage Company)
               Notes to the Consolidated Financial Statements
                March 31, 1996 and December 31, 1995 and 1994

NOTE 15 -  SUBSEQUENT EVENTS

    On April 18, 1996, the Company established EuroAsian E-Casinos, Inc. (E-Casinos) a fully owned subsidiary. E-Casinos was established in the Marshall Islands to own and operate full service gambling casinos on the internationally accessible Internets.

    On April 23, 1996, 300,000 shares of common stock were issued as a partial conversion of the convertible debenture. (See Note 4)

    On April 26, 1996, 2,000,000 shares of common stock were issued as a partial conversion of the convertible debenture. (See Note 4).

    On May 6, 1996 the Company executed an escrow agreement which requires the Company to file with the Securities and Exchange Commission a registration statement relating to 6,000,000 shares of the Company's common stock. Upon the effectiveness of the registration statement, the escrow agent is obligated to deliver $60,000,000 to the Company and also to release the 6,000,000 shares of stock.

              [Back Cover]

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.
Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             TABLE OF CONTENTS

Page
Prospectus Summary . . . . . .2
The Company. . . . . . . . . .8
Risk Factors . . . . . . . . .9
Dilution . . . . . . . . . . 13
Use of Proceeds. . . . . . . 15
Market Information . . . . . 16
Dividend Policy. . . . . . . 17
Capitalization . . . . . . . 17
Selected Financial Data. . . 18
Management's Discussion and
     Analysis of Financial
     Condition and Results
     of Operations . . . . . 19
Business . . . . . . . . . . 22
Management . . . . . . . . . 33
Certain Transactions . . . . 35
Principal Stockholders . . . 35
Selling Stockholders . . . . 38
Description of Securities. . 39
Plan of Distribution . . . . 41
Shares Eligible for Future
     Sale. . . . . . . . . . 42
Legal Matters. . . . . . . . 45
Experts. . . . . . . . . . . 45
Additional Information . . . 46
Consolidated Financial
     Statements. . . . . . . F-1


                              VentureTech, Inc.

                             6,000,000 Shares of
                                Common Stock


                                 PROSPECTUS


                              June ____, 1996

                                   PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other expenses of Issuance and Distribution.

    The Company estimates that expenses in connection with the Offering will be as follows:

     Securities and Exchange Commission
       registration fee. . . . . . . . . . . . . . $    28,190
     Nasdaq Stock Market Application Fee . . . . .      10,000
     Accountants' fees and expenses. . . . . . . .      20,000
     Legal fees and related expenses . . . . . . .      60,000
     Printing. . . . . . . . . . . . . . . . . . .      10,000
     Transfer agent and registrar fees and
       expenses. . . . . . . . . . . . . . . . . .       5,000
     Cost related to private sale to Selling
       Stockholders. . . . . . . . . . . . . . . .  12,000,000
     Miscellaneous . . . . . . . . . . . . . . . .      16,810
        Total. . . . . . . . . . . . . . . . . . . $12,150,000

Item 14.   Indemnification of Directors and Officers.

  The Company is incorporated under the laws of the State of Idaho.
As permitted by the provisions of the Idaho General Business Corporation Law (the "Idaho Code"), the Company has the power to indemnify any officer or director who, in their capacity as such, is made or threatened to be made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under the By-Laws, any agreement, vote of stockholders or disinterested directors or otherwise. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents. Neither the Company's Articles of Incorporation or By-Laws make provisions for the indemnification of the Company's officers and directors nor for the purchase of liability insurance on behalf of its officers, directors, employees and agents. The Company does not maintain any such liability insurance.

  Also pursuant to the Idaho Code, a corporation may set forth in its articles of incorporation a provision eliminating or limiting in certain circumstances, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. These provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under
Section 30-1-48 of the Idaho Code (relating to the declaration of dividends and purchase or redemption of shares in violation of the Idaho Code); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not limit the right of the corporation or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief, which remedies may not be effective in all cases.

  The Company's Articles of Incorporation do not include a provision to eliminate the personal liability for monetary damages for breach of fiduciary duty by a director of the Company. If the Company does adopt such a proposal in the future, it would not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 15.   Recent Sales of Unregistered Securities.

  The following table sets forth information relating to all previous sales of securities by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended
(the "Act").

Date of Sale   Name of Purchaser  Type    Number           Consideration
12-28-93  Manatee Investments      (a)  1,500,000  Settlement of debt valued by
                                                   the Company at $17,752
03-20-94  Regis Investment         (b) 17,500,000  $ 175,000
            Company Limited
05-18-94 to Thirty-six persons     (c)  1,532,000  Services, not valued by
11-10-95                                           Company because exercise
                                                   prices of warrants equal to
                                                   current market price at
                                                   time of issuance
05-18-94  Three directors          (d)    360,000  Services, not valued by
                                                   Company because exercise
                                                   price of options equal to
                                                   current market price at time
                                                   of issuance
08-29-94  Regis Investment         (a)    170,000  $ 85,000
            Company Limited
09-29-94  Barry Bampton            (a)    170,000  $ 85,000
03-17-95  Shareholders and assigns (a)  3,200,000  Exchange of shares of Tessier
            of Tessier Resources, Inc.             Resources, Inc.
10-31-95  Enterprise Capital       (a)    380,886  Settlement of debt at $1.70
            International, Inc.                    per share (e)
12-31-95  Barry Worshoufsky        (a)    210,888  Settlement of debt at $1.70
                                                   per share (e)
02-16-96  Barry Worshoufsky        (a)    408,226  Settlement of debt at $1.70
                                                   per share (e)
03-31-96  Barry Worshoufsky        (a)    130,946  Conversion of warrants at
                                                   $1.70 per share (e)
04-23-96  Regis Investment         (a)    300,000  Conversion of debenture at
            Company Limited                        $.03 per share
04-29-96  Regis Investment         (a)  2,000,000  Conversion of debenture at
            Company Limited                        $.03 per share
04-29-96  Six Selling Stockholders (a)  6,000,000  $60,000,000 upon effectiveness of this
                                                   registration statement
                                                   (shares held in escrow)

  (a)Common Stock.
  (b)Convertible Debenture in the face amount of $175,000 which can ultimately be converted into 17,500,000 shares of Common Stock.
  (c)Stock purchase warrants issued with various exercise prices equal to current market value of the Common Stock at time of issuance.
  (d)Directors stock options with exercise price equal to current market value of the Common Stock at time of issuance.
  (e)A total of 1,000,000 units issued periodically, each unit consisting of one shares of Common Stock and warrant, both the Common Stock and warrant valued at $1.70 each. A total of 130,946 warrants have been converted into shares of Common Stock.

  With respect to the issuance and/or sale of the aforementioned shares, the Registrant relied on the exemption from registration provided by Section 4(2) of the Act. Issuances of Common Stock for services were made in consideration for services rendered to the Company by employees or services performed for the Company by persons not otherwise affiliated with the Company. All of the shares issued to the aforementioned persons bore restrictive legends preventing their transfer except in accordance with the Act and the regulations promulgated thereunder. In addition, stop transfer instructions pertaining to these shares will be lodged with the Registrant's transfer agent.

Item 16.   Exhibits and Financial Statements Schedules.

  (a) The following exhibits are filed with this Registration
Statement:

Exhibit No.                Exhibit Name
  3.1        Articles of Incorporation and Amendments  ("P")
  3.2        By-Laws  ("P")
  4.1        Specimen Common Stock Certificates of Registrant  ("P")
  5.1        Opinion of Leonard E. Neilson, P.C.  ("P")
10.1         Non-Exclusive License Agreement  ("P")
10.2         Operating, Revenue Sharing, and Management Services Agreement ("P")
10.3*        Alphacom License Agreement
22.1         Subsidiaries of Registrant  ("P")
24.1         Consent of Jones Jensen & Company, Independent Certified Public
              Accountants ("P")
24.2         Consent of Leonard E. Neilson, P.C. (included in Exhibit 5.1) ("P")

  (b)        Financial Statement Schedules for Registrant.

     Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

Item 17.   Undertakings.

  The undersigned registrant hereby undertakes:

     (1)To file, during any period in which offer or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant's Certificate of Incorporation or provisions of Idaho law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 27th day of June, 1996.

                                       VentureTech, Inc.
                                         (Registrant)



                              By: /S/  Kenneth F. Fitzpatrick
                                            (Signature)
                              Kenneth F. Fitzpatrick, President and
                                    Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                           Title                  Date



 /S/  Kenneth F. Fitzpatrick       President, Chief Executive   June 27, 1996
           (Signature)              Officer and Director
   Kenneth F. Fitzpatrick




      Craig J. Bampton             Vice President and Director  June 27, 1996
           (Signature)
      Craig J. Bampton




   /S/  G. Michael Cartmel         Vice President and Director  June 27, 1996
           (Signature)
     G. Michael Cartmel




    /S/  Arthur Rosenberg          Chief Financial Officer and  June 27, 1996
            (Signature)             Principal Accounting Officer
      Arthur Rosenberg

                                EXHIBIT INDEX

                                                                      Sequential
Exhibit                                                                  Page
Number                     Document Description                         Number

3.1  Articles of Incorporation and Amendments  ("P")
3.2  By-Laws  ("P")
4.1  Specimen Stock Certificate  ("P")
5.1  Opinion of Leonard E. Neilson, P.C.  ("P")
10.1 Non-Exclusive License Agreement  ("P")
10.2 Operating, Revenue Sharing, and Management Services Agreement ("P") 10.3*Alphacom License Agreement
22.1 Subsidiaries of Registrant  ("P")
24.1 Consent of Jones, Jensen and Company, Independent Certified Public Accountants ("P")
24.2 Consent of Leonard E. Neilson, P.C.  (included in Exhibit 5.1)  ("P")
_______________

 *   To be filed